UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZYMEWORKS INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZYMEWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ZYMEWORKS INC.

AND

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 7, 2023

OCTOBER 26, 2023

ZYMEWORKS INC.

Notice of Annual Meeting of Stockholders

The 2023 annual meeting of stockholders (the “Meeting”) of Zymeworks Inc., a Delaware corporation (the “Company”), will be held on December 7, 2023, beginning at 9:00 a.m. Pacific Time, at the Fairmont Pacific Rim, Emerald A, 1038 Canada Pl, Vancouver, BC V6C 0B9.

The Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

•

To elect as Class II directors the three nominees named in the proxy statement to hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the appointment of KPMG LLP, chartered professional accountants (“KPMG”), as auditors for the Company for the year ending December 31, 2023; and

•	To transact such other business that may properly come before the Meeting.

The business to be considered at the Meeting may be considered at the Meeting or at any adjournment or postponement of the Meeting.

You are entitled to vote at the Meeting or at any adjournment or postponement thereof only if you were a stockholder of the Company or a holder of exchangeable shares (the “exchangeable shares”) of Zymeworks ExchangeCo Ltd., a company existing under the laws of the Province of British Columbia and an indirect subsidiary of the Company, at the close of business on October 11, 2023 (the “Record Date”), or if you hold a valid proxy to vote at the Meeting. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling 302-274-8744 or writing to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

You are entitled to attend the Meeting or any adjournment or postponement thereof only if you were a stockholder of the Company or a holder of exchangeable shares at the Record Date or hold a valid proxy to vote at the Meeting.

Whether or not you plan to attend the Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may submit a proxy by telephone, via the Internet or by mail. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers—How You Can Vote” beginning on page 4 and to the instructions on your proxy or voting instruction card. Interested stockholders or holders of exchangeable shares may also contact Kingsdale Advisors at 1-855-476-7981 (toll-free in North America) or 416-623-2518 (collect outside North America) or by email at contactus@kingsdaleadvisors.com.

/s/ Kenneth Galbraith
Kenneth Galbraith Chair of the Board of Directors, Chief Executive Officer and President
Vancouver, British Columbia October 26, 2023

Availability of Proxy Statement Materials for the Annual Meeting of Stockholders to be Held on December 7, 2023: The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about October 26, 2023 to all stockholders and holders of exchangeable shares entitled to vote at the Meeting. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials and our annual report can be accessed as of October 26, 2023 by visiting https://www.zymeworks.com/agm-materials.

Unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods on or prior to October 12, 2022, refer to Zymeworks BC Inc. and its subsidiaries and (ii) for periods on and after October 13, 2022, refer to Zymeworks Inc. and its subsidiaries. Similarly, unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to common stock or common shares (i) for periods on or prior to October 12, 2022, refer to common shares of Zymeworks BC Inc. and (ii) for periods on and after October 13, 2022, refer to common stock of Zymeworks Inc.

i

ii

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving these materials?

Our board of directors (“Board of Directors”) is furnishing these materials in connection with our Meeting to be held on December 7, 2023. You are invited to attend the Meeting and are entitled and requested to vote on the business items described in this proxy statement (“proxy statement”).

This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of management and the Board of Directors. This proxy statement is designed to assist you in voting your securities and includes information that we are required to provide under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about October 26, 2023 to all stockholders and holders of exchangeable shares of record as of October 11, 2023. The proxy materials and our annual report can be accessed as of October 26, 2023 by visiting https://www.zymeworks.com/agm-materials. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

The Meeting will be held at 9:00 am Pacific Time at the Fairmont Pacific Rim, Emerald A, 1038 Canada Pl, Vancouver, BC V6C 0B9.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders and holders of exchangeable shares a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders and holders of exchangeable shares to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon a written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Zymeworks Inc.

Attn: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

legal@zymeworks.com

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank or broker directly.

Who pays the cost of soliciting proxies for the Meeting?

We will bear the cost of solicitation. This solicitation of proxies is being made to stockholders and holders of exchangeable shares by mail, but may be supplemented by telephone or other personal contact. We have engaged Kingsdale Advisors (“Kingsdale”) as proxy solicitation agent and will pay fees of approximately $66,000 Canadian dollars to Kingsdale for the proxy solicitation service in addition to certain out-of-pocket expenses. That firm expects that approximately 35 of its employees will assist in the solicitation.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders and beneficial holders of exchangeable shares.

What items of business will be voted on at the Meeting?

The business items to be voted on at the Meeting are:

•

Proposal 1: the election as Class II directors of the three nominees named in this proxy statement to hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	Proposal 2: an advisory vote on the compensation of our named executive officers;

•	Proposal 3: ratification of the appointment of KPMG LLP, chartered professional accountants, as our auditors for the year ending December 31, 2023; and

•	any other business that may properly come before the Meeting.

What are my voting choices?

You may vote:

•	Proposal 1: “FOR ALL,” “WITHHOLD ALL,” and “FOR ALL EXCEPT” for the election of any or all nominees for election as directors;

•	Proposal 2: “FOR,” “AGAINST” or “ABSTAIN” for the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: “FOR,” “AGAINST” or “ABSTAIN” for the ratification of the appointment of KPMG as auditors for the year ending December 31, 2023.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	Proposal 1: “FOR ALL” of the three nominees named in this proxy statement for election to the Board of Directors;

•	Proposal 2: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the appointment of KPMG as auditors for the year ending December 31, 2023.

What vote is required to approve each item?

To conduct business at the Meeting, a quorum consisting of at least 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote must be present in person or represented by proxy. Exchangeable shares will only count towards the quorum if they have been voted or if the holder of the exchangeable shares is represented by a proxy holder at the Meeting.

As described below, broker non-votes and abstentions will be counted for determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be considered votes cast for or against a proposal.

	Proposal	Required Vote
1.	Election of Directors	Plurality of votes—nominees receiving the largest number of votes cast “FOR” at the Meeting will be elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.*

2.	Advisory Vote on Compensation of Named Executive Officers	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

3.	Ratification of Appointment of Auditors	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

*	See “Proposal 1—Election of Directors” for a description of our majority voting policy.

What happens if additional items are presented at the Meeting?

We are not aware of any item that may be voted on at the Meeting that is not described in this proxy statement. However, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Where can I find the voting results?

We expect to announce preliminary voting results at the Meeting and to publish final results in a Current Report on Form 8-K that will be available on the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com promptly following the Meeting. The Current Report on Form 8-K will also be available on our website at www.zymeworks.com.

How You Can Vote

What shares can I vote?

Stockholders

If you are a stockholder, you are entitled to one vote for each share of common stock that you owned at the close of business on October 11, 2023 (the “Record Date”). You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the registered stockholder and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, there were 88 registered stockholders holding 67,922,559 shares of common stock.

Holders of exchangeable shares

If you are a holder of exchangeable shares, you are entitled to exercise one vote for each exchangeable share that you owned at the close of business on the Record Date. You may vote all exchangeable shares owned by you on the Record Date, including (1) exchangeable shares held directly in your name as a registered holder of exchangeable shares and (2) exchangeable shares held for you as the beneficial owner through a bank, broker or other nominee. Excluding exchangeable shares held by Zymeworks CallCo ULC that were the subject of previous retractions in exchange for common shares, and for which there are no voting rights under the Zymeworks Special Voting Stock, on the Record Date, there were three registered holders of exchangeable shares holding 651,219 exchangeable shares eligible to exercise voting rights at the Meeting.

What are exchangeable shares?

On October 13, 2022, we concluded a series of transactions, including a redomicile (the “redomicile transactions”). In connection with the redomicile transactions, shareholders of our predecessor Zymeworks BC Inc. (formerly Zymeworks Inc.) exchanged their common shares for either shares of our common stock or exchangeable shares issued by our subsidiary Zymeworks ExchangeCo Ltd.

The exchangeable shares were only issued to shareholders of our predecessor who made a valid election to receive these shares in lieu of shares of common stock. Exchangeable shares may be exchanged by the holder into shares of our common stock and are economically equivalent to shares of our common stock.

Holders of exchangeable shares (excluding any of our subsidiaries who may hold any exchangeable shares) are entitled to exercise one vote for each exchangeable share that they owned at the close of business on the Record Date for the Meeting (the “voting rights”). Voting rights are exercised by Computershare Trust Company of Canada (the “share trustee”) via a share of our special voting preferred stock pursuant to the terms of a Voting and Exchange Trust Agreement dated October 13, 2022 among us, Zymeworks CallCo ULC, Zymeworks ExchangeCo Ltd. and the share trustee.

What is the difference between holding securities as a registered holder and as a beneficial owner?

Most of our stockholders and holders of exchangeable shares hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., in the case of shares of common stock, or Computershare Investor Services Inc., in the case of exchangeable shares (each separately and together, “Computershare”), you are the registered holder of such shares. If your shares are held through a bank, broker or other nominee, it is likely that such shares are registered in the name of the nominee and you are the beneficial owner of the shares held in street name.

Summarized below are some distinctions between shares held as a registered holder and those owned beneficially.

Registered Stockholder

As a registered stockholder, you have the right to grant a proxy to vote your shares to our representatives or to another person, or to vote your shares at the Meeting. You have received a proxy card to use in voting your shares either by internet, telephone or mail.

Beneficial Stockholder

As the beneficial owner of shares of common stock held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the registered stockholder, you may not vote your shares at the Meeting, or any adjournment or postponement thereof, unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so. See “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?” below.

Registered Holder of Exchangeable Shares

As a registered holder of exchangeable shares, you have the right to direct the share trustee to exercise your voting rights as you instruct. If you wish to attend the Meeting and exercise the voting rights of your exchangeable shares directly, you must (1) request a proxy from the share trustee, and (2) not have previously given the share trustee instructions on how to exercise the voting rights of your exchangeable shares or have submitted a written revocation of any such previous instructions.

Beneficial Holder of Exchangeable Shares

As the beneficial owner of exchangeable shares, you have the right to direct the registered holder of exchangeable shares to instruct the share trustee to exercise the voting rights. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted.

For information on how to vote at the Meeting, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?” below.

How can I vote at the Meeting?

Registered Stockholders

Registered stockholders may vote at the Meeting by completing a ballot during the Meeting, or by delivering a completed proxy card to the inspector of election prior to the start of the Meeting.

Beneficial Stockholders

You may vote shares of common stock for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise the voting rights of your exchangeable shares by obtaining a legal proxy giving you the right to exercise the voting rights at the Meeting from the share trustee. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

Beneficial Holders of Exchangeable Shares

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights of your exchangeable shares by following the instructions provided by the bank, broker or other nominee that is the registered holder of your shares. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

How can I vote without attending the Meeting?

Whether you hold your securities as a registered holder or as a beneficial owner, you may direct how your shares are to be voted without attending the Meeting or any adjournment or postponement thereof. For directions on how to vote, please refer to the following instructions and those included on your Notice of Internet Availability or on your proxy or voting instruction card. A proxy or voting instruction card will not be valid unless completed and deposited in accordance with the instructions set out in the card.

Stockholders

If you are a registered stockholder, you may vote in the following ways:

•

by Internet at www.investorvote.com/ZYME, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on December 6, 2023 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•

if you are in the United States, U.S. territories or Canada, by toll-free telephone at 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on December 6, 2023 (have your proxy card in hand when you call) or, if you are outside these areas, by calling toll 1-781-575-2300, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on December 6, 2023 (have your Notice of Internet Availability or proxy card in hand when you call); or

•	by completing, signing and mailing your proxy card, which must be received by 11:59 p.m. Eastern Time on December 6, 2023.

Most stockholders who are beneficial owners of their shares and have received a voting instruction card may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the card for telephone voting availability. Beneficial stockholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently voting their shares directly by telephone. We may also utilize the Broadridge QuickVote service to assist such stockholders with voting their shares.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise voting rights by completing, signing and mailing your voting instruction card, which must be received by 11:59 p.m. Eastern Time on December 4, 2023.

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights by submitting voting instructions to the bank, broker or other nominee that is the registered holder of your shares via the voting instruction card you receive. Beneficial exchangeable shareholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently exercising their voting rights directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such holders with exercising their voting rights.

How will my shares be voted?

Your shares will be voted as you specifically instruct on your proxy or voting instruction card.

Stockholders

If you are a registered stockholder and you submit a proxy, your shares will be voted as you instruct. If you submit a proxy but do not provide voting instructions, your shares will be voted:

•	“FOR ALL” of the Class II director nominees named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of KPMG, chartered professional accountants, as our auditors for the year ending December 31, 2023.

In addition, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

If you are a beneficial stockholder, your shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return the voting instruction card on a timely basis, your broker will have the authority to vote your brokerage shares only on the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will be prohibited from voting your shares without your instructions on the election of directors and on any other proposal. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the Meeting and not as votes cast.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, your voting rights will be exercised as you instruct in your voting instruction card. If you do not return your instruction card, or if you sign and return your voting instruction card but do not provide voting instructions, your voting rights will not be exercised, and your shares will not count towards quorum at the meeting.

If you are a beneficial holder of exchangeable shares, your exchangeable shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return your voting instruction card on a timely basis, the voting rights in respect of your exchangeable shares will not be exercised. The share trustee will be prohibited from exercising the voting rights in respect of your exchangeable shares without your instructions on the election of directors and on any other proposal. Your votes will not be counted and will not count towards a quorum at the meeting.

When is the deadline to vote?

If you hold shares as the registered stockholder or registered holder of exchangeable shares, your proxy card or voting instructions must be received by 11:59 p.m. Eastern Time on December 6, 2023 and 11:59 p.m. Eastern

Time on December 4, 2023, respectively. The time limit for deposit of proxies and voting instructions may be waived or extended by the chair of the Meeting at his or her discretion, without notice.

If you hold shares of common stock or exchangeable shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

May I change or revoke my vote?

If you are a registered stockholder, you may change your vote by: (i) providing a written notice of revocation to our Corporate Secretary at the address set out under the heading “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability. How may I obtain an additional copy of the Notice of Internet Availability?” provided that such notice is received prior to 3:00 p.m. Eastern Time on December 6, 2023; (ii) by attending the Meeting and voting; or (iii) by granting a subsequent proxy. To be effective, the subsequent proxy must be deposited before the time specified above under the heading “How You Can Vote—When is the deadline to vote?” for the deposit of proxies.

If you have followed the process for attending and voting at the Meeting, voting at the Meeting will revoke your previous proxy.

If you are a registered holder of exchangeable shares, you may change your vote by submitting a written revocation of your previous instruction to the share trustee. The written revocation must be received by 11:59 p.m. Eastern Time on December 4, 2023.

For shares of common stock or exchangeable shares you hold as a beneficial owner, you may change your vote by following the instructions provided by your bank, broker or other nominee.

Attending the Meeting

Who can attend the Meeting?

You may attend the Meeting and any adjournment or postponement thereof only if you were a stockholder of ours at the close of business on the Record Date for the Meeting, or you hold a valid proxy to vote at the Meeting. You should be prepared to present photo identification to be admitted to the Meeting.

If you are not a registered stockholder, but are the beneficial owner of shares held in street name through a bank, broker or other nominee, or if you are a holder of exchangeable shares, in order to be admitted to the Meeting you must also provide proof of beneficial ownership on the Record Date, such as your account statement, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The Meeting will be held at the Fairmont Pacific Rim, Emerald A, 1038 Canada Pl, Vancouver, BC V6C 0B9 and will begin promptly at 9:00 a.m. Pacific Time. Please allow ample time for check-in procedures.

If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?

The following applies to holders of exchangeable shares and beneficial stockholders who wish to appoint themselves as proxyholder to attend, participate or vote at the Meeting.

Beneficial Stockholders or Beneficial Holders of Exchangeable Shares

If you are a beneficial stockholder or beneficial holder of exchangeable shares and wish to vote at the Meeting, you must request a legal proxy by following the applicable instructions provided by the bank, broker or other nominee that is the registered holder of your shares AND register yourself as your proxyholder. By doing so, you are instructing the bank, broker or other nominee that is the registered holder of your shares to appoint you as proxyholder. It is important that you comply with any signature and return instructions provided by the bank, broker or other nominee that is the registered holder of your shares.

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares and wish to attend the Meeting and exercise the voting rights of exchangeable shares directly, you must (1) request a proxy from the share trustee and (2) not have previously given the share trustee instructions on how to exercise the voting rights of the exchangeable shares or have submitted a written revocation of any such previous instructions.

Obtaining Additional Information

How may I obtain financial and other information about Zymeworks Inc.?

Our consolidated financial statements are included in our 2022 Annual Report on Form 10-K. We filed our Annual Report on Form 10-K with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and, in Canada, on SEDAR. We also will furnish a copy of our 2022 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by writing to our Corporate Secretary at the address below under the heading in “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability. How may I obtain an additional copy of the Notice of Internet Availability?”.

By writing to us, stockholders also may obtain, without charge, a copy of our certificate of incorporation, bylaws, corporate governance guidelines, code of conduct and Board of Directors standing committee charters.

If you have any questions or need assistance voting, please contact Kingsdale Advisors at 1-855-476-7981 (toll-free in North America) or 1-416-623-2518 (collect outside North America) or email contactus@kingsdaleadvisors.com.

What if I have questions for the transfer agent?

If you are a registered stockholder and have questions concerning stock certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

or P.O. Box 43006

Providence, RI 02940-3006

United States or Canada: (800) 736-3001

Non-United States or Canada: (781) 575-3100

If you are a registered holder of exchangeable shares and have questions concerning share certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Investor Services Inc.

100 University Ave, 8th Floor,

Toronto, ON, M5J 2Y1

SHARE OWNERSHIP

The table below indicates information as of October 11, 2023, regarding the beneficial ownership of our common stock for:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each director and director nominee; and

•	all current executive officers and directors as a group.

In accordance with SEC rules, for the purposes of calculating percent ownership, as of October 11, 2023, 67,922,559 shares of common stock were issued and outstanding, and, for any individual who beneficially owns shares represented by exchangeable shares, warrants, options, or restricted stock units that are exercisable or vest within sixty days of October 11, 2023, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. To our knowledge, except as noted in the table below, no person or entity is the beneficial owner of more than 5% of the voting power of our common stock as of October 11, 2023.

Except as otherwise indicated, the address of each of the persons in this table is 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned	Total Voting Percentage†
5% and Greater Stockholders:
EcoR1 Capital, LLC	13,437,473	(1)	19.78%	19.60%
BVF Partners L.P.	5,870,000	(2)	8.64%	8.56%
Redmile Group, LLC	5,661,230	(3)	8.33%	8.26%
Morgan Stanley	5,475,311	(4)	8.06%	7.98%
Directors and Named Executive Officers:
Christopher Astle	68,711	(5)	*	*
Carlos Campoy	6,944	(6)	*	*
Troy M. Cox	80,500	(7)	*	*
Nancy Davidson (8)	—		—	—
Kenneth Galbraith	239,583	(9)	*	*
Kenneth Hillan	84,425	(10)	*	*
Neil Klompas	651,665	(11)	*	*
Susan Mahony	73,000	(12)	*	*
Derek J. Miller	11,111	(13)	*	*
Kelvin Neu	34,000	(14)	—	—
Hollings C. Renton	84,425	(15)	*	*
Ali Tehrani	1,447,172	(16)	2.10%	2.08%
Lota Zoth	86,117	(17)	*	*
All Current Executive Officers and Directors:
All current executive officers and directors as a group (11) persons (18)	839,649		1.22%	1.21%

*	Less than one percent
†

Percentage of total voting power represents voting power with respect to all shares of our common stock and the voting rights of the exchangeable shares exercised via the share of our special voting preferred stock, as a single class. Each holder of our common stock is entitled to one vote per share, and each holder of an exchangeable share is entitled to voting rights equivalent to one vote per exchangeable share on all matters submitted to our stockholders for a vote. The common stock and the special voting preferred stock (exercising the voting rights of the exchangeable shares) vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our certificate of incorporation or bylaws.

(1)

Based on a Schedule 13G/A filed on June 21, 2023, consists of 13,437,473 shares of common stock held by EcoR1 Capital, LLC (“EcoR1”), Oleg Nodelman and EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”). EcoR1 may be deemed to indirectly beneficially own the securities as the general partner and investment adviser of private funds, including Qualified Fund. Mr. Nodelman may be deemed to indirectly beneficially own the securities as the manager and controlling owner of EcoR1. The address of these entities and this individual is 357 Tehama Street #3, San Francisco, California 94103.

(2)

Based on a Schedule 13G filed January 3, 2023, consists of 3,146,377 shares of common stock held by Biotechnology Value Fund, L.P. (“BVF”), 2,370,712 shares of common stock held by Biotechnology Value Fund II, L.P. (“BVF2”), 267,526 shares of common stock held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), and 85,385 shares of common stock held in a certain BVF Partners L.P. managed account, each as of December 22, 2022. BVF Partners L.P., as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of BVF Partners OS Ltd., the general partner of Trading Fund OS, may be deemed to beneficially own the 5,870,000 shares of common stock as of December 22, 2022. The address for this entity is 44 Montgomery Street, 40th Floor, San Francisco, CA 941014.

(3)

Based on a Schedule 13F filed August 14, 2023, consists of 5,661,230 shares of common stock held as of June 30, 2023 by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC (“Redmile”) and may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or separately managed accounts, and by Jeremy C. Green as the principal of Redmile. The address for this entity and individual is One Letterman Drive Building D, Suite D3-300, San Francisco, CA 94129 and c/o Redmile Group LLC, 45 W. 27th Street, Floor 11, New York, NY 10001, respectively.

(4)

Based on a Schedule 13F filed August 14, 2023, consists of 5,475,311 shares of common stock held by Morgan Stanley as of June 30, 2023. The address for this entity is 1585 Broadway, New York, NY, 10036.

(5)

Consists of 1,333 shares of common stock and 65,828 shares of common stock issuable upon the exercise of options exercisable and 1,550 shares of common stock issuable upon the vesting of restricted stock units within 60 days after October 11, 2023.

(6)	Consists of 6,944 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(7)	Consists of 7,500 shares of common stock and 73,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(8)	Dr. Davidson is a director nominee and does not hold any shares of common stock.
(9)	Consists of 239,583 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(10)	Consists of 84,425 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(11)

Based solely on information in Zymeworks’ records, consists of 17,032 shares held personally and 700 shares held by S. Jennifer Heine, and 633,933 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.

(12)	Consists of 73,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(13)	Consists of 11,111 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(14)

Consists of 34,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(15)	Consists of 84,425 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(16)

Based solely on information in Zymeworks’ records, consists of 260,325 shares of common stock held personally, 55,511 shares of common stock held by Charissa Tehrani, and 1,131,336 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.

(17)	Consists of 86,117 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.
(18)

Although each of Dr. Tehrani and Mr. Klompas is considered a named executive officer for the purposes of this beneficial ownership table, they are no longer with the Company. Dr. Davidson is a director nominee and not a current director. As such, Dr. Tehrani, Mr. Klompas and Dr. Davidson are not included in the total shares beneficially owned by current executive officers and directors as a group. Paul Moore, the Company’s Chief Scientific Officer, is not a named executive officer for the purposes of this beneficial ownership table. However, Dr. Moore is a current executive officer, and is included in the total shares beneficially owned by current executive officers and directors as a group. Dr. Moore beneficially holds 70,833 shares of common stock, which consists of 70,833 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 11, 2023.

GOVERNANCE

On July 15, 2022, we announced our intention to become a Delaware corporation, subject to receipt of necessary shareholder, stock exchange, and court approvals. The redomicile transactions were completed on October 13, 2022. Unless the context otherwise requires or otherwise expressly stated, all references in this section to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods prior to the completion of the redomicile transactions, refer to Zymeworks BC Inc. (formerly Zymeworks Inc., a British Columbia corporation) and its subsidiaries and (ii) for periods after the completion of the redomicile transactions, refer to Zymeworks Inc. (formerly Zymeworks Delaware Inc., a Delaware corporation) and its subsidiaries. Similarly, unless the context otherwise requires or otherwise expressly stated, all references in this section to common stock or common shares (i) for periods prior to the completion of the redomicile transactions, refer to common shares of Zymeworks BC Inc. and (ii) for periods after the completion of the redomicile transactions, refer to common stock of Zymeworks Inc.

Our business and affairs are managed, and all corporate powers are exercised, under the direction of our Board of Directors. Our Board of Directors establishes fundamental corporate policies and oversees our performance and our Chief Executive Officer and the other officers to whom our Board of Directors has delegated authority manage our day-to-day business operations.

Our Board of Directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for our governance. It also has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to members of our Board of Directors, our executive officers and all of our employees. Several standing committees (audit, compensation, nominating and corporate governance, and research and development) assist our Board of Directors in carrying out its responsibilities. Each standing committee operates under a written charter adopted by our Board of Directors.

The full text of our corporate governance guidelines, audit, compensation, nominating and corporate governance, and research and development committee charters and Code of Conduct are posted on our website at www.zymeworks.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of the Code of Conduct by posting such information on the website address and location specified above. Paper copies of these documents, as well as our governing documents (including our certificate of incorporation and bylaws), may be obtained upon request by writing to: Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Pursuant to our bylaws, the holders of 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Anti-Hedging Policy and Clawback Policy

Under the terms of our Insider Trading Policy, all directors, officers, employees, as well as any other personnel that we determine should be subject to our Insider Trading Policy (such as contractors and consultants), any person or entity an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions and an insider’s spouse, partner, parents, children, dependents and other family members or roommates, are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities.

We intend to adopt a clawback policy in accordance with the recently adopted SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which policy will provide for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement.

In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they received from us during the 12-month period following the first public issuance or filing with the SEC of the financial document incorporating such financial reporting requirement, as well as profits realized from the sale of securities during that 12-month period.

Board of Directors

Our Board of Directors is responsible for the stewardship of our company and providing oversight as to the management of our business and affairs, including providing guidance and strategic oversight to management.

Board Leadership

Our Board of Directors has a Chair, currently Mr. Kenneth Galbraith, who has authority, among other things, to call and preside over the meetings of the Board of Directors. The Chair, in consultation with the chair of any applicable committee and other directors, as appropriate, shall establish the agenda for meetings of the Board of Directors. If the Chair is not an independent director, then a lead independent director should act as the effective independent leader of the Board of Directors and ensure the Board of Directors’ agenda will enable it to successfully carry out its duties.

Our corporate governance framework provides our Board of Directors flexibility to determine the appropriate leadership structure for our company, and whether the roles of Chair and Chief Executive Officer should be separated or combined. In making this determination, our Board of Directors considers many factors, including the needs of the business, our Board of Directors’ assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of Chair is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.

Mr. Galbraith has extensive knowledge of all aspects of our business and industry, and is best positioned to identify strategic priorities, lead critical discussions and execute our business plans. We believe that Mr. Galbraith’s combined role of Chair and Chief Executive Officer enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and a strong independent board committee system. As a result of our Board of Directors having a majority of independent directors and its related independent committees, our Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Because Mr. Galbraith is the Chair of our Board of Directors and also our Chief Executive Officer and President, our Board of Directors has appointed Ms. Lota Zoth to serve as our lead independent director. As lead independent director, Ms. Zoth presides over periodic meetings of our independent directors, serves as a liaison between Mr. Galbraith and our independent directors, works with the other directors to ensure the Board of Directors is provided with timely and relevant information as is necessary to effectively discharge its fiduciary duties and responsibilities, ensures that the Board of Directors and its committees have the appropriate resources to support their work, in particular, accurate, timely and relevant information and performs such additional duties as our Board of Directors may otherwise determine or delegate.

On October 11, 2023, Ms. Zoth notified us of her decision not to stand for re-election at the Meeting. Ms. Zoth will continue to serve as our lead independent director until the expiration of her term at the Meeting. Our Board of Directors intends to appoint a new lead independent director following the conclusion of the Meeting.

We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report regularly to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board of Directors receives regular reports on our operations from our Chief Executive Officer, as well as other members of management. Our Board of Directors reviews these reports and makes inquiries in their business judgment.

Our Board of Directors also fulfills its oversight role through the operations of its various committees, including our audit committee. Our Board of Directors receives periodic reports on each committee’s activities. Our audit committee has, among its delegated responsibilities, the duty to assist the Board of Directors in its oversight of our risk management processes across the organization (including general enterprise risk, financial risk, cybersecurity and data privacy matters). Our audit committee also has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. Our audit committee receives reports from our Chief Financial Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions.

Environmental, Social and Governance Oversight

While the full Board of Directors has ultimate responsibility for oversight of environmental, social and governance (“ESG”) matters, the nominating and corporate governance committee is responsible for directly reviewing and reporting findings and recommendations to the Board of Directors regarding our ESG strategy, initiatives and policies, including in light of any feedback from our management or other stakeholders. The nominating and corporate governance committee also periodically reviews our policies and disclosures related to ESG. These responsibilities of the nominating and corporate governance committee are expressly set forth in the committee’s charter. Although not enumerated in their respective charters, other committees of the Board of Directors also regularly address ESG issues relevant to their respective oversight areas.

Director Independence

Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq listing rules. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act.

The Board of Directors has determined that all directors, except Mr. Galbraith, and our director nominee Dr. Nancy Davidson meet the independence requirements under the Nasdaq listing standards, and qualify as

“independent directors” under the Nasdaq listing standards. Mr. Galbraith is not considered independent by virtue of being our Chief Executive Officer. The Board of Directors also determined that Mr. Campoy, Mr. Cox and Ms. Zoth, who comprise our audit committee, and Dr. Mahony, Mr. Renton and Ms. Zoth, who comprise our compensation committee, satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq listing standards and that Mr. Campoy, Mr. Cox, and Mr. Hillan, who comprise our nominating and corporate governance committee, are independent. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee, and the transactions involving them, including those described in the section titled “—Certain Relationships and Related Transactions.”

As part of the Board of Directors’ determination that Mr. Derek Miller satisfied the independence requirements under the Nasdaq listing standards and qualifies as an independent director, the Board of Directors considered the consulting agreement (the “Consulting Agreement”) we entered into in May 2022 with Derek J Miller Consulting LLC, a limited liability company owned by Derek Miller. Pursuant to the Consulting Agreement, Mr. Miller has provided certain consulting services to us, including but not limited to providing advice regarding development of corporate strategy, including corporate messaging, pipeline and technology platform strategies, business development, licensing, investor activities and related matters. In October 2023, we entered into a Termination of Consulting Agreement and Further Amended and Restated Statement of Work #1 with Derek J Miller Consulting LLC, which provides for, among other things, the termination of the Consulting Agreement effective as of November 30, 2023. In total, we have paid and expect to pay Mr. Miller an aggregate of approximately $36,000 for such consulting services, of which (i) approximately $22,000 was paid for services rendered prior to Mr. Miller’s appointment to the Board of Directors and (ii) approximately $14,000 was paid or we expect to pay for services rendered since Mr. Miller joined the Board of Directors.

There are no family relationships among any of our directors, director nominees or executive officers.

The following directors are directors of other reporting issuers as of October 11, 2023, as set out below:

Director	Reporting Issuer
Troy M. Cox	SomaLogic, Inc. SOPHiA GENETICS SA

Kenneth Hillan	Sangamo Therapeutics, Inc.

Susan Mahony	Assembly Biosciences, Inc. Axsome Therapeutics, Inc.

Hollings C. Renton	AnaptysBio, Inc.

Lota Zoth	89 Bio, Inc. Inovio Pharmaceuticals, Inc. Lumos Pharma, Inc.

Board and Committee Meetings; Executive Sessions

At regularly scheduled Board of Directors and committee meetings, directors review and discuss management reports regarding our performance, prospects and plans, as well as significant opportunities and immediate issues facing us. At least once a year, our Board of Directors also reviews management’s long-term strategic and financial plans.

The Chair, in consultation with the chair of any applicable committee, the lead independent director and other directors, as appropriate, establishes the agenda for meetings of the Board of Directors. Committee agendas and schedules are set by or in consultation with the committee chair. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at Board of Directors and its committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq listing rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.

During our fiscal year ended December 31, 2022, our Board of Directors held 14 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

The table below provides the attendance record for our directors at meetings of the Board of Directors held in 2022:

Director	Attendance Record
Troy M. Cox	14/14
Kenneth Galbraith (1)	13/13
Kenneth Hillan	11/14
Susan Mahony	13/14
Kelvin Neu	14/14
Hollings C. Renton	14/14
Natalie Sacks (2)	13/14
Ali Tehrani (3)	1/1
Lota Zoth	14/14
Derek Miller (4)	0/0
Carlos Campoy (5)	0/0

(1)	Mr. Galbraith joined our Board of Directors in January 2022.
(2)	Dr. Sacks resigned from our Board of Directors in June 2023.
(3)	Dr. Tehrani resigned from our Board of Directors in January 2022.
(4)	Mr. Miller joined our Board of Directors in April 2023.
(5)	Mr. Campoy joined our Board of Directors in June 2023.

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders. One out of eight then-members of our Board of Directors attended our 2022 annual meeting of stockholders.

Board Committees

The following chart sets forth our Board of Directors’ standing committees and membership on these committees as of October 11, 2023:

Director	Audit	Nominating and Corporate Governance	Compensation	Research and Development
Troy M. Cox	Member	Member	—	—
Kenneth Hillan	—	Chair	—	Member
Susan Mahony (1)	—	—	Member	—
Kelvin Neu (2)	—	—	—	Chair
Hollings C. Renton	—	—	Chair	—
Lota Zoth	Chair	—	Member	—
Kenneth Galbraith	—	—	—	—
Derek Miller	—	—	—	—
Carlos Campoy (3)	Member	Member	—	—

(1)	Dr. Mahony ceased serving on the audit committee in June 2023.
(2)	Dr. Neu was appointed as chair of the research and development committee in June 2023.
(3)	Mr. Campoy was appointed to the nominating and corporate governance committee and the audit committee in June 2023.

Audit Committee

Our audit committee currently consists of Mr. Campoy, Mr. Cox and Ms. Zoth. Dr. Mahony ceased serving on the audit committee in June 2023. Ms. Zoth serves as the chair of our audit committee. Our Board of Directors has determined that each of Mr. Campoy, Mr. Cox and Ms. Zoth is an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC, and possesses financial sophistication, as defined under the rules of the Nasdaq Global Select Market. The members of our audit committee are “independent” for audit committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and have sufficient knowledge in financial and auditing matters to serve on the audit committee.

The education and experience of each member of the audit committee that is relevant to the performance of their responsibilities as a member of the audit committee is described below under “Proposal 1—Election of Directors.”

Ms. Zoth currently serves on the audit committees of three other public companies: 89bio, Inc., Inovio Pharmaceuticals, Inc., and Lumos Pharma, Inc. Based on Ms. Zoth’s extensive knowledge and experience, including as a senior executive, as a certified public accountant and as a member of the board of directors of other life sciences companies, our Board of Directors has determined that Ms. Zoth’s simultaneous service on those audit committees does not impair her ability to effectively serve on our audit committee.

On October 11, 2023, Ms. Zoth notified us of her decision not to stand for re-election at the Meeting. Ms. Zoth will continue to serve as chair of our audit committee until the expiration of her term at the Meeting. Our Board of Directors intends to appoint a qualified, independent member of our Board of Directors to our audit committee following the conclusion of the Meeting.

The principal purposes of our audit committee are to:

•	assist our Board of Directors in its oversight of:

•	the quality, audit and integrity of our financial statements and related information;

•	the independence, qualifications, appointment and performance of our external auditor;

•	our disclosure controls and procedures, internal control over financial reporting, and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	the organization and performance of our internal audit function;

•	our compliance with applicable legal and regulatory requirements; and

•	our enterprise risk management processes; and

•

prepare the report required by SEC rules to be included in our proxy statement for the annual meeting of stockholders, and for performing other duties and responsibilities as are enumerated in or consistent with the audit committee’s charter.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our audit committee, consistent with the rules of Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com. Our audit committee has access to all of our books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority in its sole discretion and at our expense to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities. Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Our audit committee held four meetings during the year ended December 31, 2022. The table below provides the attendance record for audit committee members at audit committee meetings held in 2022:

Director	Attendance Record
Troy M. Cox	4/4
Susan Mahony (1)	4/4
Lota Zoth	4/4
Carlos Campoy (2)	0/0

(1)	Dr. Mahony ceased serving on the audit committee in June 2023.
(2)	Mr. Campoy was appointed to the audit committee in June 2023.

Compensation Committee

Our compensation committee currently consists of Dr. Mahony, Mr. Renton and Ms. Zoth, and is chaired by Mr. Renton. The functions of this committee include, but are not limited to:

•	at least annually, reviewing and, as appropriate, amending or making recommendations with respect to the objectives of our executive compensation plans;

•	at least annually, reviewing and, as appropriate, amending or adopting, or recommending to our Board of Directors the amendment or adoption of, executive compensation plans;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the Chief Executive Officer’s compensation;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of our executive officers, the evaluation process and compensation structure for our executive officers and, in consultation with the Chief Executive Officer, evaluating the performance of such executive officers in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the compensation of such executive officers.

•	annually assessing the competitiveness and appropriateness of our policies relating to the compensation of executive officers;

•	reviewing, administering and approving, or making recommendations to our Board of Directors regarding the adoption, amendment and/or termination of Company’s equity-based plans;

•

reviewing and approving, if and as the compensation committee determines to be necessary or appropriate, or as required by applicable law, or recommending that the Board of Directors approve, and administering a clawback policy allowing us to recoup compensation paid to employees;

•

appointing or removing Company officers, other than the Chief Executive Officer, and reviewing, with the Chief Executive Officer, management’s assessment of existing resources and plans for officer and management succession;

•	overseeing the selection of any peer group used in determining compensation or any element of compensation;

•	reviewing the executive compensation disclosure for inclusion in our public disclosure documents and, if appropriate, recommending the approval and disclosure of such information; and

•	reviewing the form and amount of compensation for service on our Board of Directors and committees at least once a year and recommending any changes to our Board of Directors.

Additional discussion of the role and responsibilities of the compensation committee is set forth below under “Executive Compensation—Discussion of Executive Compensation Practices.”

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our compensation committee consistent with the rules of the Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the members of our compensation committee is independent as defined by Nasdaq rules.

Our compensation committee held seven meetings during the year ended December 31, 2022. The table below provides the attendance record for our compensation committee members at compensation committee meetings held in 2022:

Director	Attendance Record
Susan Mahony	7/7
Hollings C. Renton	7/7
Lota Zoth	7/7

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Mr. Campoy, Mr. Cox and Dr. Hillan. Dr. Sacks resigned from the Board of Directors and the nominating and corporate governance committee in June 2023. The nominating and corporate governance committee is chaired by Dr. Hillan.

The nominating and corporate governance committee’s purpose is to assist our Board of Directors in:

•	identifying individuals qualified to become members of our Board of Directors;

•	selecting or recommending that our Board of Directors select director nominees for the next annual meeting of stockholders and determining the composition of our Board of Directors and its committees;

•

developing and overseeing a process to assess our Board of Directors, the Chair of the Board of Directors, the committees of the Board of Directors, the chairs of the committees and individual directors;

•	developing and implementing our corporate governance guidelines; and

•	overseeing our ESG strategy, initiatives and policies.

It is the responsibility of the nominating and corporate governance committee to regularly evaluate the overall effectiveness of our Board of Directors and our Chair and all board committees and their chairs.

Our Board of Directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee has developed a skills and competencies matrix for our Board of Directors as a whole and for individual directors.

The nominating and corporate governance committee may retain, at our expense, outside counsel or other advisors as necessary to assist in the performance of its duties and responsibilities.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our nominating and corporate governance committee, a current copy of which is available on our website at www.zymeworks.com.

Director Nominations

Our nominating and corporate governance committee identifies, selects and recommends to the Board of Directors individuals qualified to serve both on the Board of Directors and on committees of the Board of Directors, including persons suggested by stockholders and others, in accordance with our certificate of incorporation and bylaws. In identifying new candidates for our Board of Directors, the nominating and corporate governance committee considers what competencies and skills our Board of Directors as a whole should possess, assesses the competencies and skills of each existing and potential director, and considers the personality and other qualities of each existing and potential director, as these may ultimately determine the boardroom dynamic. All directors are required to possess fundamental qualities of intelligence, honesty, integrity, ethical behavior, fairness and responsibility and be committed to representing the long-term interests of the stockholders. They must also have a genuine interest in Zymeworks and be able to devote sufficient time to discharge their duties and responsibilities effectively.

The nominating and corporate governance committee seeks to identify qualified candidates for nomination as directors and make recommendations to the Board of Directors. When identifying candidates to nominate for election to the Board of Directors, the primary objectives of the nominating and corporate governance committee are to ensure consideration of individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities, having regard to our current and future plans and objectives, as well as anticipated industry and market developments. In accordance with our corporate governance guidelines, the nominating and corporate governance committee also believes that having a diverse Board of Directors can offer a breadth and depth of perspectives that enhance the Board of Directors’ performance. The nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race and national origin and, accordingly, recommendations concerning director nominees are based on these considerations, in addition to merit and past performance, expected contribution to the Board of Directors’ performance, and knowledge of the industry and sector in which we operate. Additionally, in evaluating and identifying potential nominees, the nominating and corporate governance committee evaluates skills which may complement those already serving, or provide additional expertise not already present on the Board of Directors.

In furtherance of our commitment to diversity, the nominating and corporate governance committee will balance these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to the Board of Directors. Although we have not adopted specific targets, the nominating and corporate governance committee will consider the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors.

We have engaged Egon Zehnder International Inc. for the purpose of identifying highly qualified director nominee candidates that also align with our philosophy on diversity. As a result of this engagement, Carlos Campoy was appointed to our Board of Directors in June 2023, and Dr. Nancy Davidson was referred to our nominating and corporate governance committee for evaluation and consideration, and is standing for election for the first time at the Meeting.

Members of our Board of Directors self-identify as set forth in the table below:

Board Diversity Matrix (As of October 11, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
Asian (other than South Asian)	0	1	0	0
Black (1)	0	0	0	0
Hispanic or Latinx	0	1	0	0
Indigenous (2)	0	0	0	0
Middle Eastern	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
South Asian	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
Did Not Disclose Racial or Ethnic Background	0	0	0	0
LGBTQ+	3

(1)	Includes African American, people of African or Caribbean descent.
(2)	Includes Alaskan Native, Native American, First Nations, Métis or Inuit.

The nominating and corporate governance committee will consider for nomination qualified director candidates recommended by our stockholders in accordance with our certificate of incorporation and bylaws. Any stockholder who wishes to recommend a director candidate is directed to submit written notice of the nomination to our Corporate Secretary at our principal executive offices. For details on the requirements for the submission of such notice, see “Other Matters—Advance Notice Policy” in this proxy statement.

All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our Board of Directors.

Our Board of Directors has determined that each of the members of our nominating and corporate governance committee is independent as defined by the Nasdaq rules.

The nominating and corporate governance committee met four times during the year ended December 31, 2022. The table below provides the attendance record for nominating and corporate governance committee members at nominating and corporate governance committee meetings held in 2022:

Director	Attendance Record
Troy M. Cox	4/4
Kenneth Hillan	4/4
Natalie Sacks (1)	4/4
Carlos Campoy (2)	0/0

(1)	Dr. Sacks resigned from the Board of Directors and the nominating and corporate governance committee in June 2023.
(2)	Mr. Campoy was appointed to the nominating and corporate governance committee in June 2023.

Research and Development Committee

Our research and development committee currently consists of Dr. Hillan and Dr. Neu. Dr. Sacks resigned from the Board of Directors and the research and development committee and Dr. Neu was appointed as chair of the research and development committee in June 2023. The functions of this committee include:

•

reviewing and making recommendations with respect to our research and development strategy as well as the long-term strategic goals and objectives and our progress in achieving such goals and objectives;

•	reviewing and making recommendations with respect to our position and strategies in relation to emerging scientific trends and activities critical to the success of research and development; and

•	reviewing and making recommendations with respect to our pipeline and the progress thereof, and the quality, direction and competitiveness of our research and development programs.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our research and development committee, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the members of our research and development committee is independent as defined by Nasdaq rules.

Our research and development committee held three meetings during the year ended December 31, 2022. The table below provides the attendance record for research and development committee members at research and development committee meetings held in 2022:

Director	Attendance Record
Kenneth Hillan	3/3
Kelvin Neu	3/3
Natalie Sacks (1)	3/3

(1)	Dr. Sacks resigned from the Board of Directors and the research and development committee in June 2023.

Corporate Sustainability Initiatives

At Zymeworks, we are driven by our mission to make a meaningful difference for people around the world who are impacted by difficult-to-treat cancers and other serious diseases. We believe that we have a unique ability to use our combined talents to achieve something bigger than ourselves. As such, we are driven by our social purpose and place high value on our contributions to society and the environment, along with putting governance and compliance at the heart of everything we do. In 2023, we engaged an external advisor to help create, and have taken meaningful steps to implement, a company-wide ESG program.

For information regarding our Board of Directors’ oversight of ESG matters, see “Governance—Board of Directors—Environmental, Social and Governance Oversight.”

We hope to lead the way for biotechnology companies of our size and stage of development.

We will continue to invest in our employees and culture, and anticipate reporting on other corporate sustainability initiatives in the future.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of our Board of Directors (including, without limitation, the non-management directors as a group), any committee of our Board of Directors or the chair of any such committee. Written correspondence may be sent addressed to our Board of Directors, any committee or any individual director, c/o Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board of Directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our Board of Directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department will route communications to the appropriate director(s) or, if none is specified, then to the lead independent director.

Our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department may decide in the exercise of his, her or its judgment whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee of any communications received for which the Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department has responded.

These policies and procedures do not apply to (a) communications to non-management directors from our officers or directors who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Any requests for investor relations materials should be made to our Investor Relations Department.

As part of our ongoing stockholder engagement, members of management (including the Chair of our Board of Directors) and our Investor Relations Department (i) make themselves available to, and meet regularly with, stockholders in individual meetings and at investor conferences and (ii) provide reports of feedback from shareholder interactions to our Board of Directors for consideration and discussion. In addition, upon request, the Company has made and will continue to make independent directors available to meet with stockholders from time to time. Stockholder feedback continues to be important to us, and we are committed to continue to engage with stockholders to understand their views.

PROPOSALS TO BE VOTED ON

Proposals 1, 2 and 3 are included in this proxy statement at the direction of our Board of Directors. Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The nominating and corporate governance committee has recommended, and our Board of Directors has nominated, the following three individuals for election as directors, all of whom are currently directors:

•	Nancy Davidson,

•	Derek Miller; and

•	Hollings C. Renton.

In making the nominations, both our nominating and corporate governance committee and our Board of Directors considered the nominees’ other obligations, experience, tenure and attendance record. Also, in furtherance of our commitment to diversity, our nominating and corporate governance committee balances these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to our Board of Directors. Our nominating and corporate governance committee considers the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors. At this time, we have not adopted any specific targets for recruiting and retaining qualified female directors but will continue to pursue our objectives through ongoing diversity initiatives with a view to continue identifying and fostering the development of a suitable pool of candidates for nomination or appointment to our Board of Directors.

Our Board of Directors determined that Dr. Davidson, Mr. Miller and Mr. Renton are independent under applicable SEC and exchange standards.

Biographical information regarding each director nominee and their qualifications to serve as a director are set forth below as of October 11, 2023. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nancy Davidson

Dr. Davidson is 69 years old and has served as the Executive Vice President, Clinical Affairs, since April 2022 to date, and as the Raisbeck Chair for Collaborative Cancer Research, since July 2019 to date, of Fred Hutchinson Cancer Center. In addition, Dr. Davidson has served as a Professor, since December 2016 to date, and previously served as the Senior Vice President, since December 2016 to August 2023, of Fred Hutchinson Cancer Center Clinical Research Division. At the University of Washington School of Medicine, Dr. Davidson served as Head of the Division of Medical Oncology from December 2016 to August 2023 and as a Professor since December 2016 to date. Previously, Dr. Davidson served as the President and Executive Director of the Seattle Cancer Care Alliance from December 2016 to April 2022. Dr. Davidson also held various positions at the University of Pittsburgh from February 2009 to December 2016, including as the Director of the University of Pittsburgh Cancer Institute. Dr. Davidson has served as Adjunct Professor of Oncology at The Johns Hopkins School of Medicine from February 2009 to date. Dr. Davidson is also a member of the scientific advisory boards of many foundations and cancer centers and a member of various organizations, including the American Society of Clinical Oncology and the American Association for Cancer Research. She has received many awards, honors, and appointments, including the Brinker International Award for Breast Cancer Research, the Rosalind E. Franklin Award for Women in Science from the National Cancer Institute (2008), and election to the National Academy of Medicine (2011) and the American Academy of Arts and Sciences (2019). She has also been listed among Thomson Reuters Highly Cited Researchers (2014-2015). Dr. Davidson holds an M.D. from the Harvard Medical School and a B.A. in Molecular Biology from Wellesley College. She completed her residency in Internal Medicine at University of Pennsylvania and Johns Hopkins Hospital and a medical oncology fellowship at the National Cancer Institute.

The Board of Directors believes that Dr. Davidson is qualified to serve on our Board of Directors because of her extensive knowledge and experience in the field of oncology, and as an experienced researcher and clinician.

Derek J. Miller

Mr. Miller is 53 years old and has served as a member of our Board of Directors since April 2023. Mr. Miller has been a leader in the biotechnology and pharmaceutical sector for more than 25 years with experience in corporate development, business development and global commercial strategy. He is an independent commercial and business development consultant for a clinical-stage oncology company and a late-stage ultra-rare disease company, and currently serves as Chief Executive Officer of a cell and gene therapy imaging startup venture, spun out from the University of Pennsylvania. From May 2018 to November 2019, he served as Chief Business Officer of Aro Biotherapeutics, a spinout of Janssen Pharmaceuticals, leading numerous strategic and operational initiatives including a transformative collaboration with Ionis with potential revenues of up to $1.4 billion. Mr. Miller also previously served as Chief Business Officer of Celator Pharmaceuticals where he led the development of their pipeline and business development strategy, resulting in its acquisition by Jazz Pharmaceuticals in 2016 for cash proceeds of approximately $1.5 billion. Prior to Celator Pharmaceuticals, Mr. Miller held a variety of marketing, sales and market access roles with Genentech, Centocor and GSK. Mr. Miller is a member of the Board of Trustees for the Eastern Pennsylvania Chapter of the Leukemia and Lymphoma Society and serves as a mentor for the Villanova School of Business. He received an M.B.A. from Villanova University and Bachelor of Arts and Science degree from the University of Delaware.

The Board of Directors believes that Mr. Miller is qualified to serve on our Board of Directors because of his extensive experience in the biotechnology and pharmaceutical sector, including experience in corporate development, business development and global commercial strategy.

Hollings C. Renton

Mr. Renton is 76 years old and has served as a member of our Board of Directors since February 2017. Mr. Renton served as Chief Executive Officer and President of Onyx Pharmaceuticals, Inc. from March 1993 to March 2008 and was the chair of the board of directors of Onyx from June 2000 to March 2008. Onyx was acquired by Amgen Inc. in 2013 for $10.4 billion. Before joining Onyx, Mr. Renton was the President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, from December 1991 to December 1993. Mr. Renton served in a variety of executive roles at Cetus Corporation from 1983, including as President from 1990 to 1991, Chief Operating Officer from 1987 to 1990 and Chief Financial Officer from 1983 to 1987, prior to its acquisition by Chiron in 1991. Mr. Renton has served on the board of directors of AnaptysBio, Inc. since June 2015. Previously, Mr. Renton served on the boards of four other biopharmaceutical companies, Portola Pharmaceuticals Inc., where he had also been board chairman (March 2010 to July 2020), KYTHERA Biopharmaceuticals, Inc. (December 2014 to October 2015), Affymax, Inc., where he had also been board chairman (June 2009 to November 2014) and Rigel Pharmaceuticals, Inc. (January 2004 to March 2014). Mr. Renton also previously served on the board of Cepheid Inc., a molecular diagnostics company, from March 2000 to November 2016. Mr. Renton received his M.B.A. from the University of Michigan and his B.S. in Mathematics from Colorado State University.

Because of Mr. Renton’s extensive experience building successful biotechnology companies and commercializing drug products, the Board of Directors believes he is able to bring valuable insights to our Board of Directors.

Continuing Members of the Board of Directors

Biographical information regarding the members of the Board of Directors expected to continue in office following the conclusion of the Meeting is set forth below as of October 11, 2023. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Kenneth Galbraith

Mr. Galbraith is 60 years old and has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022. Mr. Galbraith was a Managing Director at Five Corners Capital, Inc., which he founded in 2013, from February 2021 until January 2022. He served as Executive in Residence at Syncona Limited from April 2021 until January 2022, and has served as an advisor to Syncona since May 2023. He served as Chief Executive Officer of Liminal BioSciences Inc. (formerly Prometic Life Sciences Inc.), a publicly held company, from April 2019 to November 2020, continuing as an advisor to that company from November 2020 to February 2021. He also served as Chief Executive Officer of Fairhaven Pharmaceuticals Inc. from June 2017 to April 2019. Mr. Galbraith has served as a director of several publicly held companies, including MacroGenics, Inc. from July 2008 until January 2022, Profound Medical Corp. from January 2017 to May 2023, and Celator Pharmaceuticals, Inc. from July 2008 to October 2013. He has also served as a director of several privately held companies. Previously, he joined Ventures West Capital in 2007 and founded Five Corners Capital Inc. in 2013 to manage the continued operations of the Ventures West Investment Funds. Mr. Galbraith has over 35 years of experience serving as an executive, director, investor and adviser to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith received his B.Comm. from the University of British Columbia.

Based on Mr. Galbraith’s depth of experience in the biotechnology industry, ranging from executive officer to director roles, the Board of Directors believes Mr. Galbraith has the appropriate set of skills to serve as a member of our Board of Directors.

Susan Mahony

Dr. Mahony is 59 years old and has served as a member of our Board of Directors since June 2019. Dr. Mahony is an executive with over 30 years of experience in pharmaceutical and life sciences companies. Dr. Mahony served as Senior Vice President of Eli Lilly and Company and President of Lilly Oncology from February 2011 until August 2018. She joined Lilly in 2000, holding senior leadership positions in product development, marketing, human resources, and general management. Prior to joining Lilly, Dr. Mahony served in sales and marketing roles in Europe for over a decade for Schering-Plough, Amgen, and Bristol-Myers Squibb. Dr. Mahony has served on the board of directors of Assembly Biosciences, Inc. since December 2017 and on the board of directors of Axsome Therapeutics, Inc. since October 2023. She previously served on the board of directors of Horizon Therapeutics Public Limited Company from August 2019 to October 2023 and on the board of directors of Vifor Pharma from May 2019 until August 2022. Dr. Mahony received a B.Sc. and a Ph.D. from Aston University and an M.B.A. from London Business School.

Based on Dr. Mahony’s extensive experience in management at public pharmaceutical companies, together with her experience serving on the board of directors of public and private companies, our Board of Directors concluded that she should serve as a director due to our business focus and strategy.

Kelvin Neu

Dr. Neu is 49 years old and has served as a member of our Board of Directors since March 2020. Dr. Neu is Founder and Chief of Herringbone, a life sciences innovation practice established in January 2022. Dr. Neu is also Co-Founder and Chair of QDX Technologies Pte. Ltd., a computational chemistry company established in February 2023. Previously, Dr. Neu was a Partner at Baker Bros. Advisors LP, a registered investment adviser, where he worked from April 2004 until January 2021. Dr. Neu previously served on the board of directors of IGM Biosciences, Prelude Therapeutics, Idera Pharmaceuticals, Aquinox Pharmaceuticals and XOMA Corporation. Dr. Neu holds an M.D. from the Harvard Medical School-MIT Health Sciences and Technology program, and spent three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. (summa cum laude) from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology. Prior to attending Princeton, Dr. Neu served for two and a half years in the military of his native Singapore.

The Board of Directors believes that Dr. Neu is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, knowledge of our industry, and educational background in biology and biotechnology.

Carlos Campoy

Mr. Campoy is 59 years old and has served as a member of our Board of Directors since June 2023. Mr. Campoy served as Chief Financial Officer of CytomX Therapeutics, Inc. from March 2020 through September 2022. Prior to CytomX Therapeutics, Mr. Campoy served as the Chief Financial Officer of Alder BioPharmaceuticals, Inc., a public biopharmaceutical company acquired in October 2019 by Lundbeck A/S, from December 2018 to November 2019. During his time at Alder BioPharmaceuticals, Mr. Campoy led the finance organization and readied the company for commercial launch of its lead program, eptinezumab. Prior to Alder BioPharmaceuticals, Mr. Campoy was a partner at Think Forwards, a boutique financial consulting firm, from September 2017 to December 2018. Prior to his position at Think Forwards, Mr. Campoy held the role of vice president of finance at Allergan plc from July 2014 to November 2016. Prior to joining Allergan, Mr. Campoy held senior financial leadership positions at Eli Lilly and Company from 1996 to 2014, including chief financial officer of Eli Lilly Japan K.K. Mr. Campoy holds a Certified Management Accountant (CMA) designation. Mr. Campoy received his M.B.A. in Finance and Decision Information Systems from Indiana University and his B.S. in Management from Faculdade de Ciências Contábeis e de Administração de Empresas de Tupã (FACCAT), in São Paulo, Brazil.

The Board of Directors believes that Mr. Campoy is qualified to serve on our Board of Directors because of his extensive strategic and financial leadership experience in the pharmaceutical and biotechnology sectors.

Troy M. Cox

Mr. Cox is 59 years old and has served as a member of our Board of Directors since June 2019. Mr. Cox served as Chief Executive Officer of Foundation Medicine, Inc. from February 2017 through February 2019, as a member of Foundation Medicine’s board of directors from February 2017 until July 2018, and in the additional role of President of Foundation Medicine from February 2018 until July 2018. Prior to Foundation Medicine, Mr. Cox served as Senior Vice President, Sales & Marketing at Genentech, Inc. from February 2010 until February 2017. Before joining Genentech, Mr. Cox served as President of CNS operations at UCB S.A. Prior to UCB BioPharma, Mr. Cox held senior commercial leadership roles with Sanofi-Aventis and Schering-Plough. Mr. Cox has served on the board of directors of SomaLogic, Inc. since April 2021, where he also served as Executive Chairman from October 2022 to March 2023, and has served on the board of directors of SOPHiA GENETICS SA since July 2019. Mr. Cox received a B.B.A. in finance from the University of Kentucky and an M.B.A. from the University of Missouri. The Board of Directors believes Mr. Cox’s nearly three decades of proven leadership and expertise in the global, strategic and operational aspects of the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Kenneth Hillan

Dr. Hillan is 62 years old and has served as a member of our Board of Directors since February 2017. Dr. Hillan has worked at 23andMe since February 2019, first as Head of Therapeutics from February 2019 until February 2022 and as Chief Therapeutics Officer from February 2022 to August 2023. Dr. Hillan served on the board of directors of Achaogen, Inc., a public biopharmaceutical company, from October 2011 until April 2019. Dr. Hillan served as Achaogen’s President and President, R&D from January 2018 to October 2018, as its Chief Executive Officer from October 2011 until December 2017, and as its Chief Medical Officer from April 2011 to July 2014. In April 2019, Achaogen filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and most of its assets were subsequently sold to a multinational pharmaceutical company. Prior to joining Achaogen, Dr. Hillan worked at Genentech, Inc., a pharmaceutical company and a member of the Roche Group, from August 1994 to March 2011. Dr. Hillan held progressively senior roles at Genentech, most recently holding the position of Senior Vice President & Head of Roche Product Development, Asia Pacific from April 2010 to March 2011, and was responsible for numerous successful drug approvals and led the medical and scientific strategies for Genentech’s immunology, tissue growth and repair drug portfolio. Dr. Hillan has served on the board of directors of Sangamo Therapeutics, Inc. since September 2020, and served on the board of directors of Relypsa, Inc., a publicly traded biotechnology company that was acquired in September 2016 by Galencia AG for $1.5 billion, from June 2014 to September 2016. Dr. Hillan has an M.B. and a Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow in the United Kingdom. Dr. Hillan is a Fellow of the Royal College of Surgeons, and a Fellow of the Royal College of Pathologists.

The Board of Directors believes that Dr. Hillan’s extensive experience and knowledge in the development of therapeutics and in the biotechnology industry provides the Board of Directors with valuable insight and contribution to our development of genomic medicines.

Non-Continuing Director

On October 11, 2023, Ms. Zoth notified us of her decision not to stand for re-election at the Meeting. Ms. Zoth will continue to serve until the expiration of her term at the Meeting as a member of the Board of Directors, as lead independent director, as chair of the audit committee and as a member of the compensation committee.

Lota Zoth

Ms. Zoth is 63 years old and has served as a member of our Board of Directors since November 2016. Ms. Zoth has served as Lead Independent Director of our Board of Directors since January 2022, and served as the Chair of our Board of Directors from September 2019 to January 2022. Ms. Zoth is a Certified Public Accountant and has served as Chief Financial Officer, Chief Accounting Officer and Controller for various publicly traded companies, including MedImmune, Inc. and PSINet, Inc., and as a financial executive in various roles at Sodexho Marriott, Marriott International, Pepsi-Cola International and PepsiCo. Ms. Zoth began her career as an auditor with Ernst & Young. Ms. Zoth serves on the boards and audit committees of Nasdaq-listed biopharmaceutical companies Inovio Pharmaceuticals, Inc., Lumos Pharma, Inc. and 89Bio, Inc. Previously, Ms. Zoth served on the boards of six other biopharmaceutical companies (Aeras, Circassia Pharmaceuticals, plc, Hyperion Therapeutics, Inc., Ikaria, Inc. Orexigen Therapeutics, Inc., and Spark Therapeutics, Inc.). She received her BBA in accounting from Texas Tech University.

The Board of Directors believes Ms. Zoth is qualified to serve on our Board of Directors because of her experience as a senior executive and member of the board of other life science companies.

Staggered Board Provisions

Our certificate of incorporation provides for a staggered board of directors consisting of three groups of directors, with directors serving staggered three-year terms. We are committed to strong corporate governance, and our Board of Directors believes that our staggered board structure provides important benefits to us and our stockholders, including promotion of our long-term objectives, enhanced director independence, stability and continuity of leadership, and protection from unsolicited takeovers.

Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Upon the resignation of a director, the remaining directors may fill the vacancy resulting from the resignation for the remainder of the unexpired term.

Our directors or director nominees are up for re-election or election, respectively, as follows:

Name	Term Expires
Derek Miller Hollings C. Renton Nancy Davidson (1)	Annual Meeting of Stockholders held in 2023

Susan Mahony Kelvin Neu Kenneth Galbraith	Annual Meeting of Stockholders held in 2024

Kenneth Hillan Carlos Campoy Troy M. Cox	Annual Meeting of Stockholders held in 2025

(1)	Dr. Davidson is a nominee for election to the Board of Directors at the Meeting.

Replacement or Removal of Directors

Directors appointed to fill vacancies shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.

Under our certificate of incorporation and bylaws, the number of directors of Zymeworks is set by our Board of Directors from time to time, except that the Board of Directors may not increase the number of directorships by more than 1/3 of the number of directors in office at the conclusion of the most recent annual meeting of stockholders prior to the next annual meeting of stockholders. Our Board of Directors has set the number of directors at nine.

Majority Voting Policy

We have adopted a “majority voting policy” to the effect that a nominee for election as a director of Zymeworks who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by stockholders must offer to tender their resignation to the Chair of our Board of Directors promptly following the meeting of stockholders at which the director was elected. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether or not to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances relating to the composition of the Board of Directors or the voting results that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and announce it in a press release within 90 days following the meeting of stockholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply to contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.

Advance Notice Policy

If a stockholder would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before 120 calendar days before the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before an annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day and no later than 5:00 p.m., Eastern Time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent).

In the event that we hold our 2024 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of such annual meeting and no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of the annual meeting or, (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Certain Relationships and Related Transactions

Other than as discussed below and the compensation arrangements discussed under “Executive Compensation—Discussion of Executive Compensation Practices,” since January 1, 2021, there have not been any transactions to which we are a party, nor are there any proposed transactions to which we would be a party, with related parties and which we are required to disclose pursuant to the rules of the SEC.

On March 16, 2020, we entered into a registration rights agreement with Baker Brothers Life Sciences, L.P. and 667, L.P., requiring us, upon request delivered by such persons and subject to certain terms and conditions, to register the resale of the shares of our common stock held by them. Dr. Neu, who joined our Board of Directors in March 2020, served as an employee of Baker Bros. Advisors L.P., which serves as an investment adviser to Baker Brothers Life Sciences, L.P. and 667, L.P., until January 2021.

On January 31, 2022, we announced the closing of our underwritten public offering which consisted of the issuance of 11,035,000 common shares, including the exercise in full of the underwriters’ over-allotment option to purchase 1,875,000 additional common shares, and, in lieu of shares, to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were sold at a price to the public of $8.00 per common share and the pre-funded warrants were sold at a price of $7.9999 per pre-funded warrant, for aggregate gross proceeds to the Company of $115.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. Entities affiliated with Armistice Capital, LLC and Perceptive Advisors LLC purchased 2,285,000 and 1,100,000 common shares, respectively, and Armistice Capital Master Fund Ltd, Baker

Brothers Life Sciences, L.P. and 667, L.P. purchased 2,715,000, 577,293 and 47,707 pre-funded warrants, respectively. These entities beneficially owned more than 5% of our common shares prior to or as a result of this offering.

On June 16, 2023, EcoR1 purchased an aggregate of 3,350,000 shares of common stock at $8.12 per share under our at-the-market sales agreement, dated as of November 9, 2022, with Cantor Fitzgerald & Co. We received gross proceeds of $27.2 million and net cash proceeds of $26.2 million, after underwriting commissions and offering expenses. EcoR1 beneficially owned more than 5% of our shares of common stock prior to this purchase.

Indebtedness of Directors, Executive Officers and Employees

None of our directors, executive officers, employees, former directors, former executive officers or former employees, and none of their associates, is indebted to us or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by us.

Policy Regarding Related Party Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.

The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company, other than an acquisition by us of that company, at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this proxy statement, there are no material interests, direct or indirect, of any of our directors or executive officers, any stockholder that beneficially owns, or controls or directs (directly or indirectly), more than 5% of any class or series of our outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction since January 1, 2021 that has materially affected or is reasonably expected to materially affect us or our subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Discussion of Executive Compensation Practices, compensation tables and related narrative discussion contained in the 2023 proxy statement, is hereby approved.”

As described in the section titled “Executive Compensation—Discussion of Executive Compensation Practices” included in this proxy statement below, we believe that our executive compensation program is designed to support our long-term success.

We urge stockholders to read the section titled “Executive Compensation—Discussion of Executive Compensation Practices” and the related narrative and tabular compensation disclosure included in this proxy statement. The “Discussion of Executive Compensation Practices” provides detailed information regarding our executive compensation program and policies and procedures, as well as the compensation of our named executive officers.

Required Vote: Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. While this non-binding, advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the compensation committee, we value the opinions of our stockholders. Accordingly, our Board of Directors and the compensation committee will consider the outcome of this non-binding, advisory non-binding vote when making future compensation decisions for our named executive officers. Currently, we conduct non-binding, advisory votes on the compensation of our named executive officers on an annual basis, and the next non-binding, advisory vote on the compensation of our named executive officers will be held at our 2024 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF AUDITORS

The members of our audit committee and our Board of Directors believe the continued retention of KPMG as our independent registered accounting firm is in our best interests and the best interests of our stockholders. Ratification requires the affirmative vote of a majority of the votes cast for or against the proposal. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. Representatives of KPMG are expected to attend the Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Principal Independent Accountant Fees and Services

KPMG has served as our independent registered public accounting firm since June 24, 2015.

Aggregate fees billed by our independent auditors, KPMG, for the years ended December 31, 2022 and December 31, 2021, are detailed in the table below:

	2022 ($) (5)	2021 ($) (5)
Audit Fees (1)	752,300	639,300
Audit Related Fees (2)	—	—
Tax Fees (3)	385,600	293,800
All Other Fees (4)	—	—

Total Fees Paid	1,137,900	933,100

(1)	Fees for audit service on an accrued basis.
(2)	Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit of the financial statements.
(3)	Fees for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees billed by the auditor for products and services not included in the foregoing categories.
(5)

Canadian dollar amounts have been converted to U.S. dollars for the purposes of the table. For 2022 and 2021, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7685 and 0.7978, which were the average annual Bank of Canada exchange rates for 2022 and 2021, respectively.

Pre-approval Policies and Procedures

Our audit committee has established a policy of reviewing, in advance, and either approving or not approving, all audit, audit-related, tax and other non-audit services that our independent registered public accounting firm provides to us. This policy requires that all services received from independent registered public accounting firms be approved in advance by the audit committee or a delegate of the audit committee. The audit committee has delegated pre-approval responsibility to the chair of the audit committee with respect to audit and permissible non-audit services and any associated fees. All services that KPMG provided to us in 2022 and 2021 have been pre-approved by our audit committee.

Our audit committee has determined that the provision of the services as set out above is compatible with the maintaining of KPMG’s independence in the conduct of their auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Zymeworks under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Zymeworks’ audited financial statements and the effectiveness of the Company’s internal control over financial reporting as of and for the year ended December 31, 2022.

The audit committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the audit committee discussed with KPMG LLP its independence, and received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB. Finally, the audit committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 7, 2023.

Audit Committee of the Board of Directors*

Lota Zoth (Chair)

Troy M. Cox

Susan Mahony

*	Dr. Mahony ceased serving on, and Mr. Campoy was appointed to, the audit committee in June 2023.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of October 11, 2023:

Name	Age	Position(s)

Kenneth Galbraith	60	President, Chief Executive Officer and Chair of Board of Directors

Christopher Astle, Ph.D.	44	Senior Vice President and Chief Financial Officer

Paul A. Moore, Ph.D.	57	Chief Scientific Officer

There are no family relationships among any of the directors or executive officers.

The following is biographical information for our executive officers as of October 11, 2023, other than Mr. Galbraith, whose biographical information is included above.

Christopher Astle

Dr. Astle joined Zymeworks in April 2021 and was promoted to Senior Vice President and Chief Financial Officer in February 2022. He previously served as our Executive Director, Corporate and Commercial Finance from April 2021 to February 2022. Prior to joining Zymeworks, Dr. Astle worked as a Chief Financial Officer at the CFO Centre in British Columbia, Canada from April 2020 to March 2021, and as Vice President, Finance at Alder BioPharmaceuticals Inc. in Seattle, USA from April 2019 to February 2020. From August 2017 to January 2020, he served as Chief Executive Officer and founder of Think Forwards, a boutique financial consulting firm in London, United Kingdom. Dr. Astle worked at Allergan from 2011 to 2017, including as the Associate Vice President Finance, International Division from July 2016 to July 2017, managing multiple product launches, M&A transactions and restructurings, with a team of 170 across 60 countries. He is a UK Chartered Accountant (ICAS), qualifying at PwC London, UK in Audit & Pharmaceutical Performance Improvement Consulting with audit clients including GSK. He is a board member of Healome Therapeutics (2021-present), a private biotechnology company. During his time in the United Kingdom, he was the Chair of the 2018 CFO Agenda conference, guest lecturer at the Henley Business School, and judge at the British Accountancy Awards. Dr. Astle holds a PhD in Organic Chemistry from the University of Bristol (UK) and a MChem in Chemistry from the University of Liverpool (UK).

Paul A. Moore

Dr. Moore joined Zymeworks in July 2022 and serves as our Chief Scientific Officer. Dr. Moore has more than 25 years of US-based experience in biologics drug discovery and development in biotechnology research. His career efforts have led to the discovery and development of a range of FDA-approved and clinical-stage biologics for patients with difficult-to-treat cancers and autoimmune conditions. Prior to joining Zymeworks, Dr. Moore served as Vice President, Cell Biology, and Immunology at MacroGenics from April 2008 to July 2022, leading a team of approximately 50 researchers engaged in the discovery, preclinical validation and clinical development of antibody-based therapeutics, including bispecific antibodies and antibody drug conjugates. Among the portfolio supported by Dr. Moore were FDA-approved Margenza (margetuximab-cmkb) for treatment of HER2+ breast cancer, Zynyz (retifanlimab-dlwr) for treatment of Merkel cell carcinoma and Tzield (teplizumab-mzwv) to delay onset of type I diabetes. Prior to joining MacroGenics, Dr. Moore was Director of Cell Biology at Celera from May 2005 to April 2008, where he oversaw research leveraging proteomic-based discoveries to validate novel cancer targets suitable for antibody-based therapeutics. Dr. Moore began his industrial career at Human Genome Sciences (HGS), holding several titles within research culminating in Director of Lead Product Development, where he managed various genomic-based target discovery programs including efforts that led to the discovery, development, approval, and commercialization of Benlysta (belimumab) for the treatment of systemic lupus erythematosus. Dr. Moore has an extensive research record co-authoring over 75 peer-reviewed manuscripts and is a named co-inventor on over 50 issued US patents. Dr. Moore holds a Ph.D. in Molecular Genetics from the University of Glasgow, performed post-doctoral work at the Roche Institute of Molecular Biology in Nutley, New Jersey, and also holds a degree in Biotechnology from the University of Strathclyde.

Although we have not adopted specific targets for women and other diverse candidates in executive positions, the Board of Directors has always considered diversity as an important aspect of its decision making when recommending appointments for individuals to serve as executive officers.

EXECUTIVE COMPENSATION

Discussion of Executive Compensation Practices

This section describes our executive compensation philosophy and how we implemented it through our 2022 compensation program for our named executive officers. The named executive officers for 2022 are*:

•	Kenneth Galbraith, Chief Executive Officer and Chair of the Board of Directors (also current President);

•	Neil Klompas, CPA, CA, former President and Chief Operating Officer (former Chief Financial Officer);

•	Christopher Astle, Ph.D., Senior Vice President and Chief Financial Officer; and

•	Ali Tehrani, Ph.D., former President and Chief Executive Officer.

* Please see the section entitled “Executive Team Changes and Restructuring” below for additional information regarding the changes to our management team. References to “Chief Executive Officer” in this section mean Mr. Galbraith, unless specifically noted otherwise.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and projections regarding future compensation programs. Actual compensation programs adopted in the future may differ materially from the various planned programs summarized in this discussion.

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.

Overview

Zymeworks is a global biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks’ mission is to make a meaningful difference for people impacted by difficult-to-treat cancers and other serious diseases. Zymeworks engineered and developed zanidatamab, a human epidermal growth factor receptor 2 (“HER2”) targeted bispecific antibody using Zymeworks’ proprietary Azymetric™ technology. Zymeworks’ next clinical candidate, zanidatamab zovodotin, is a HER2-targeted bispecific antibody-drug conjugate (“ADC”) developed using Zymeworks’ proprietary Azymetric™ and ZymeLink™ auristatin technologies. Zymeworks is also advancing a deep pipeline of product candidates based on its experience and capabilities in both ADC and multispecific antibodies. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies.

2022 Financial Highlights

•	Closed significant collaboration for zanidatamab with Jazz Pharmaceuticals, completing a series of financial transformation initiatives in 2022

•	Reported $412.5 million in total revenue

•	Reported net income of $124.3 million

•	Reported $492.2 million in cash resources as of December 31, 2022

•	Raised net proceeds of $107.5 million in a public offering closed January 31, 2022

2022 Preclinical and Clinical Development Highlights

•	Announced positive top-line data for pivotal Phase 2 study of zanidatamab monotherapy in 2L+ patients with HER2-amplified advanced biliary tract cancers

•

Presented updated results at American Society of Clinical Oncology Gastrointestinal Cancers Symposium in January 2023, including overall survival data, for ongoing Phase 2 study of zanidatamab in 1L patients with HER2-expressing metastatic gastroesophageal adenocarcinoma (“GEA”)

•

Reported encouraging preliminary Phase 1 trial results for zanidatamab zovodotin at the European Society for Medical Oncology Congress, with zanidatamab zovodotin showing a manageable tolerability profile and promising single-agent anti-tumor activity in HER2-expressing cancers

•	Discussed new preclinical product candidates at early Research & Development Day in October 2022 with investigational new drug (“IND”) filings for ZW171 and ZW191 on track for 2024

Corporate Milestones in 2022

•	Announced appointment of new Chair and Chief Executive Officer, Mr. Kenneth Galbraith

•	Announced Dr. Chris Astle as new Chief Financial Officer and Dr. Paul Moore as Chief Scientific Officer

•

Completed plan to become a Delaware corporation, providing opportunities for enhanced long-term value for securityholders, simplified commercialization efforts and monetization opportunities for product candidates, and greater comparability to peers

2022 Advisory Vote on Executive Compensation

At our 2022 annual general meeting, we conducted an advisory vote on named executive officer compensation. At that meeting, 84.91% of the votes cast on the advisory vote proposal were supportive of our named executive officer compensation program as disclosed in our 2022 proxy statement. Our next advisory vote on named executive officer compensation will be held at our 2023 annual general meeting.

The compensation committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. The compensation committee will continue to consider the results from future stockholder advisory votes on named executive officer compensation and other relevant market developments affecting named executive officer compensation in order to determine whether any subsequent changes to our named executive officer compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments.

Overview of Compensation Program

Compensation Philosophy

The goal of our compensation program is to attract, retain and motivate our employees and executives, including our named executive officers. The compensation committee is responsible for setting our executive compensation and reviewing and approving, or recommending to the Board of Directors for approval, our annual corporate performance objectives applicable to executive and other Company bonus programs. In considering executive compensation, the compensation committee strives to ensure that our total compensation is competitive within the industry in which we operate and supports our overall strategy and corporate objectives. The combination of base salary, annual incentives and long-term incentives that we provide our executives is designed to accomplish this.

Compensation Objectives

The objectives of our executive officer compensation program are to:

•	attract and retain highly qualified executive officers who have a history of proven success;

•	align the interests of executive officers with our stockholders’ interests and with the execution of our business strategy;

•	motivate and reward our executive officers through competitive pay practices and an appropriate mix of short- and long-term incentives;

•	evaluate and reward executive performance on the basis of achievement of program development goals and key financial measurements which we believe closely correlate to long-term stockholder value; and

•	tie compensation awards directly to program development goals and key financial measurements with evaluations based on achieving and overachieving predetermined objectives.

Role of the Compensation Committee

During 2022, the compensation committee’s work included the following:

•

Executive Compensation Review—The compensation committee reviewed compensation practices and policies with respect to our executives against Zymeworks’ peer group of companies (as further described below), in order to allow us to place our compensation practices for these positions in a market context. This reference exercise included a review of base salary, total cash compensation and total direct compensation.

•

Executive Compensation—The compensation committee reviewed the corporate goals and objectives applicable to the compensation of our executives and evaluated the executives’ performance in light of those goals and objectives. Based on this review and evaluation, the compensation committee approved the 2022 compensation for our executives, including each of the named executive officers.

•

Short- and Long-Term Incentive Plans—The compensation committee administers our incentive compensation plans and equity-based plans with respect to our executives, including the named executive officers.

•	Succession Planning—The compensation committee reviewed the succession plan for the Chief Executive Officer and other executive officers.

In reaching its decisions, the compensation committee may consider input from management and other factors that the compensation committee considers appropriate. Decisions made by the compensation committee are the responsibility of the compensation committee and may reflect factors and considerations other than the information and/or recommendations provided by management.

Independent Compensation Consultant

In 2022, the compensation committee retained the Human Capital Solutions practice at Aon plc, as an independent consultant to the compensation committee to conduct competitive reviews and assessments of Zymeworks’ executive compensation program and recommend go-forward strategies. The compensation committee made the decision to retain Aon in its sole discretion and was directly responsible for the appointment, compensation and oversight of Aon’s work. The compensation committee is involved in and approves the adoption of the following procedures during Aon’s assessments:

•	establishing the public company peer group used in the executive compensation assessment;

•	reviewing the detailed assessment of Zymeworks’ executive compensation program versus the market;

•	reviewing and approving executive pay mix;

•	reviewing the assessment of Zymeworks’ Board of Directors compensation program versus the market; and

•	reviewing and approving the non-executive equity compensation program.

The compensation committee utilizes these strategies when contemplating future executive compensation matters.

In 2022 Aon was retained to review the salaries, bonuses and equity plan levels and participation of executive employees, as well as equity plan levels and participation of employees below the executive level. Zymeworks’ management did not make or recommend such engagements and all such other services were approved by the compensation committee. Except as discussed below, Aon did not perform other services for us other than as a compensation consultant. The compensation committee determined Aon to be independent after evaluating the factors required under the applicable listing standard.

Aon received $204,667 in fees in 2022 for services related to determining or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon to perform unrelated risk brokerage services and Aon was paid $702,073 for these services, which included global risk in Canada and the United States and other services. The compensation committee was informed about these services, but no formal approval was sought from it or our Board of Directors.

Peer Companies and Use of Market Data

We compare our executive compensation program to those of a group of peer companies (North American biotechnology companies of a similar size and stage of development). The first step in the process is that the compensation committee, with the support of Aon and management, reviews trends in biotechnology compensation practices and reviews and approves the list of peer companies used for benchmarking. As part of its analysis for 2022, Aon collected and analyzed compensation information from a comparative group of biotechnology companies, or peer group, approved by the compensation committee. The compensation committee evaluates the criteria used in establishing the peer group at least annually. The compensation committee seeks input from management in addition to Aon to ensure the peer group is consistent with our current business objectives and strategy.

The list of peer companies is approved based on various factors including industry classification, market capitalization, headcount and stage of development. In July 2021 with assistance from Aon, the compensation committee re-evaluated the peer group. The compensation committee approved a peer group consisting of publicly traded, pre-commercial biopharmaceutical companies:

•	with an emphasis on oncology companies and a focus on companies in Phase 2 and Phase 3 clinical trials;

•	with market capitalizations generally between $500 million and $5.0 billion (approximately 0.3x to 3.0x Zymeworks’ then current market capitalization);

•	with generally between 250 and 750 employees;

•	that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and

•	preference for companies that have gone public in approximately the last five years (but begin to de-emphasize initial public offering date as a primary selection criteria).

Based on these criteria, in July 2021, the compensation committee approved the revised peer group set forth below intended to be used to inform executive compensation decisions for 2022:

Agenus Inc. (1)	Dicerna Pharmaceuticals, Inc.	MacroGenics, Inc.

Alector, Inc.	G1 Therapeutics, Inc.	NGM Biopharmaceuticals, Inc.

Allakos Inc.	Gossamer Bio, Inc.	REGENXBIO Inc.

Allogene Therapeutics, Inc. (1)	IGM Biosciences, Inc. (1)	Silverback Therapeutics, Inc. (1)

AnaptysBio, Inc.	Iovance Biotherapeutics, Inc.	Turning Point Therapeutics, Inc.

Atara Biotherapeutics, Inc. (1)	Kura Oncology, Inc.	Xencor, Inc.

(1)

Added to the peer group in July 2021. The following companies were deleted from the peer group in July 2021: Adverum Biotechnologies, Inc., Deciphera Pharmaceuticals, Inc., Denali Therapeutics Inc., Epizyme, Inc., Fate Therapeutics, Inc., Karyopharm Therapeutics Inc., and Principia Biopharma Inc.

Subsequent to July 2021, given the change in our share price, market capitalization and other matters since the July 2021 peer group determination, the compensation committee determined to revisit the peer group used to inform executive compensation decisions for 2022. In January 2022, with assistance from Aon, the compensation committee approved a revised peer group consisting of publicly traded, pre-commercial biopharmaceutical companies:

•	with an emphasis on oncology companies and a focus on companies in Phase 2 and Phase 3 clinical trials;

•	with market capitalizations generally between $250 million and $2.2 billion (approximately 0.3x to 3.0x Zymeworks’ then current 30-day average market capitalization);

•	with generally between 100 and 500 employees;

•	that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and

•	preference for companies that have gone public in approximately the last five years (but continue to de-emphasize initial public offering date as a primary selection criteria).

Based on these criteria, in January 2022, the compensation committee approved the revised peer group set forth below and used this peer group to inform executive compensation decisions for 2022:

Adaptimmune Therapeutics plc (1)	Gossamer Bio, Inc.	Mersana Therapeutics, Inc. (1)

Alector, Inc.	Harpoon Therapeutics, Inc. (1)	NGM Biopharmaceuticals, Inc.

Allogene Therapeutics, Inc.	IGM Biosciences, Inc.	Poseida Therapeutics, Inc. (1)

AnaptysBio, Inc.	Jounce Therapeutics, Inc. (1)	Precision BioSciences, Inc. (1)

Atara Biotherapeutics, Inc.	Kura Oncology, Inc.	REGENXBIO Inc.

Athira Pharma, Inc. (1)	MacroGenics, Inc.	Silverback Therapeutics, Inc.

CytomX Therapeutics, Inc. (1)

(1)

Added to the peer group in January 2022. The following companies were deleted from the peer group in January 2022: Agenus Inc., Allakos Inc., Dicerna Pharmaceuticals, Inc., G1 Therapeutics, Inc., Iovance Biotherapeutics, Inc., Turning Point Therapeutics, Inc., and Xencor, Inc.

Our compensation committee uses comparative data from our peer group as a reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our compensation committee uses a range of peer group data for each executive position for which data is available, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Components of Compensation Package

In 2022, our executive compensation program consisted of three major components:

•	base salary;

•	annual cash bonuses based on a comparison of corporate performance to pre-set goals and objectives; and

•	long-term incentives, which in 2022, consisted of grants of stock options and restricted stock units.

In making 2022 compensation decisions, our compensation committee believed that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and Company-wide performance, our recruiting and retention goals, internal equity and consistency, and other information it deems relevant. As it evaluated executive compensation in 2022, the compensation committee believed that in the biopharmaceutical/biotechnology industry, long-term incentives such as stock options and restricted stock units are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses.

The primary components of our 2022 executive compensation program are described in more detail below.

Base Salary

Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within Zymeworks. This compensation component helps us to attract and retain highly qualified executives who have a history of proven success. In determining whether to increase the base salary for a particular executive, our compensation committee in discussions with our Chief Executive Officer (for executives other than the Chief Executive Officer) considers a variety of factors, including performance, length of service and criticality of role. The determination of base salary affects the amount of an executive’s cash bonus. The table below shows the base salaries of our named executive officers for 2022:

Name and Principal Position	2022 Base Salary ($)
Kenneth Galbraith, Chief Executive Officer and Chair of Board of Directors (current President) (1)	600,000
Neil Klompas, Former President and Chief Operating Officer (former Chief Financial Officer) (2)	458,000
Christopher Astle, Senior Vice President and Chief Financial Officer (3)	375,000
Ali Tehrani, Former President and Chief Executive Officer (4)	—

(1)

Mr. Galbraith served as our Chief Executive Officer, President and Chair of Board of Directors from January 2022 until August 2022, and has served as our Chief Executive Officer and Chair of Board of Directors since August 2022. Mr. Galbraith has served as our President since June 2023. He was not employed by Zymeworks in 2021.

(2)

Mr. Klompas served as our Chief Operating Officer and Chief Financial Officer until February 2022, as our Chief Operating Officer from February 2022 until August 2022, and as our President and Chief Operating Officer from August 2022 through June 2023. Mr. Klompas’ employment with us terminated on June 30, 2023. His 2022 base salary was originally set at $458,000, which represented a 4.8% increase over his 2021 base salary of $437,124, and was increased in connection with his promotion to Chief Operating Officer, a market assessment of the Company’s compensation practices and to reflect his contributions to the Company’s goals and ongoing efforts. In January 2023, Mr. Klompas’ base salary was increased to $500,000, which increase was given retroactive effect to August 4, 2022 in connection with his appointment as President, a market assessment of the Company’s compensation practices and to reflect his contributions to the Company’s goals and ongoing efforts.

(3)	Dr. Astle joined Zymeworks in April 2021 as Executive Director, Corporate and Commercial Finance and was promoted to Senior Vice President and Chief Financial Officer in February 2022.
(4)	Dr. Tehrani resigned from the positions of President and Chief Executive Officer effective January 15, 2022.

Cash Bonus

The annual cash incentive compensation represents pay at risk—it results in payment only if and to the extent certain goals and objectives are met—and does not affect decisions regarding other components of compensation. This compensation component motivates and rewards our named executive officers for outstanding performance. The annual cash incentive that each executive is eligible to receive is based on a pre-determined target percentage of their base salary established at the beginning of the year.

For 2022, the annual target bonus for each of our named executive officer is as follows:

Name and Principal Position	2022 Target Bonus (% of Base Salary)
Kenneth Galbraith, Chief Executive Officer and Chair of Board of Directors(current President) (1)	60%
Neil Klompas, Former President and Chief Operating Officer (former Chief Financial Officer) (2)	45%
Christopher Astle, Senior Vice President and Chief Financial Officer (3)	35%
Ali Tehrani, Former President and Chief Executive Officer (4)	—

(1)

Mr. Galbraith served as our Chief Executive Officer, President and Chair of Board of Directors from January 2022 until August 2022, and has served as our Chief Executive Officer and Chair of Board of Directors since August 2022. Mr. Galbraith has served as our President since June 2023. He was not employed by Zymeworks in 2021.

(2)

Mr. Klompas served as our Chief Operating Officer and Chief Financial Officer until February 2022, as our Chief Operating Officer from February 2022 until August 2022, and as our President and Chief Operating Officer from August 2022 through June 2023. Mr. Klompas’ employment with us terminated on June 30, 2023. His 2022 target bonus as a percentage of salary was increased from his 2021 target bonus percentage of 40% in connection with his promotion to Chief Operating Officer, a market assessment of the Company’s compensation practices and his contributions to the Company’s goals and ongoing efforts.

(3)	Dr. Astle joined Zymeworks in April 2021 as Executive Director, Corporate and Commercial Finance and was promoted to Senior Vice President and Chief Financial Officer in February 2022.
(4)	Dr. Tehrani resigned from the positions of President and Chief Executive Officer effective January 15, 2022.

•	Performance Targets

At the beginning of each year, the compensation committee approves, or recommends to the Board of Directors to approve, performance targets that are tied to the level of achievement of corporate goals, and the compensation committee approves the weighting assigned to each goal. For 2022, the corporate and individual weighting was 100% corporate and 0% individual for all named executive officers. Achievement of corporate goals was a precondition for payment of bonuses with respect to 2022. Our compensation committee believed that this mix was appropriate in order to incentivize our management team to achieve our key corporate objectives, especially in light of the new corporate strategic goals established following Mr. Galbraith’s appointment as our Chief Executive Officer. Corporate goals are a combination of strategic and operational goals. The compensation committee determines performance bonus payments based on the results achieved as compared to targets established for a particular year. The maximum performance bonus payments that can be earned by executives is 150% of their respective target performance bonuses. There is no minimum bonus payable. The performance bonuses for our named executive officers for 2022 were subject to the terms of our Executive Incentive Compensation Plan.

•	2022 Company Corporate Goals and Achievement

The 2022 corporate goals were divided into four main categories: (i) Clinical and CMC (chemistry, manufacturing and controls), (ii) Preclinical Research, (iii) Business Development and (iv) Financial. In January 2023, the compensation committee reviewed our performance against the corporate goals under the 2022 bonus plan and determined that these goals were achieved at the 150% level. Additional detail on these goals and the assessed achievement is set forth in the table below:

2022 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement
Clinical and CMC	Zanidatamab—BTC: Fully recruit the HERIZON-BTC-01 pivotal clinical study by mid-2022, and stretch goals related to database lock and topline data Zanidatamab—GEA: Enrollment of 250 patients in HERIZON-GEA-01 pivotal clinical study by year end, and stretch goals related to enrollment targets and submission of supportive clinical data	40% for base goals; an additional 30% for stretch goals	56.35%

Zanidatamab—Other: Complete or close out other ongoing early-stage clinical studies as data become available, and use these data to identify and support strategic decisions regarding future clinical development opportunities beyond the ongoing pivotal clinical studies, and stretch goals related to certain other zanidatamab contract, system updates and site matters

	Zanidatamab Zovodotin: Finalize a clear clinical development path based on additional clinical data expected in 2022 from the ongoing Phase 1 clinical trial,

2022 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement

and stretch goals related to early data package completion and program success

CMC: Two PPQs (process performance qualifications) completed in 2022, and a stretch goal related to a Biologics License Application module

Preclinical Research	Select and advance two new antibody-drug conjugate or multi-specific product candidates leveraging Zymeworks’ novel therapeutic platforms (Azymetric, ZymeLink, EFECT and ProTECT) to IND-enabling studies to provide the ability to submit two IND applications by end of 2024, and stretch goals related to initiating certain studies and product candidate selection	15% for base goals; an additional 5% for stretch goals	13.75%

Business Development	Execute on new partnerships and collaborations to support the development and commercialization of zanidatamab and Zymeworks’ early-stage research and development pipeline and technology platforms, and base, and stretch goals related to funding	30% for base goals; an additional 0% to 50% for stretch goals	58.8%

Financial	Improve Zymeworks’ financial position through a combination of mechanisms, including forming additional partnerships and collaborations, monetizing existing assets and products, and securing additional financing, and a related stretch goal	15% for base goals; an additional 5% for stretch goals	20%

Total		100% for base goals; bonuses capped at 150%	148.9% (rounded up to 150%)

In particular, the compensation committee noted that we exceeded corporate goals with respect to clinical and CMC (including database lock and the release of topline data with respect to HERIZON-BTC-01, the submission of a supportive GEA clinical data publication, and other matters achieved ahead of schedule), business development (in particular, the generation of significant non-dilutive funding through the collaboration agreement with Jazz Pharmaceuticals), and financial (as a result of capital raised through the January 2022 equity offering and the Jazz collaboration agreement, we materially extended our cash runway). Given our strong performance against its 2022 corporate goals, the compensation committee determined that these goals were achieved at the 150% level and approved 2022 bonuses for our named executive officers as follows:

Name and Principal Position	2022 Bonus (1)
Kenneth Galbraith, Chief Executive Officer and Chair of Board of Directors (current President)	$540,000
Neil Klompas, Former President and Chief Operating Officer (former Chief Financial Officer) (2)	$320,646
Christopher Astle, Senior Vice President and Chief Financial Officer	$196,875
Ali Tehrani, Former President and Chief Executive Officer (3)	—

(1)

Bonus amounts for all named executive officers are determined in U.S. dollars, and the table above reflects this determination in U.S. dollars. However, the 2022 bonuses for Mr. Klompas and Dr. Astle were paid in Canadian dollars and the 2022 bonus for Mr. Galbraith was paid in British pounds, based on conversion rates in effect at the time of payment.

(2)

Mr. Klompas’ bonus for 2022 was calculated as if his base salary had been increased to $500,000 as of August 4, 2022, in order to reflect the base salary increase approved in January 2023 that was given retroactive effect to August 4, 2022.

(3)	Dr. Tehrani resigned from the positions of President and Chief Executive Officer effective January 15, 2022, and therefore did not receive a bonus for 2022.

Long-Term Incentives

Our Amended and Restated Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”) authorizes us to make grants to eligible recipients of stock options, restricted stock, restricted stock units and other share-based awards, to attract, retain, motivate and reward qualified directors and employees and to enable and encourage such directors and employees to acquire shares of common stock as long-term investments.

In 2022, we granted stock options to most of our named executive officers and a mix of stock options and restricted stock units to Mr. Galbraith. The compensation committee believes this approach aligns the interests of our executives (including those of our named executive officers) with our stockholders’ interests by rewarding for improvements in stock price over a period of time. We issue stock options to reward for future performance and appreciation. Because stock options only have value if our stock price increases relative to the stock option’s exercise price, we consider them to be an important performance-based tool that encourages our named executive officers to focus on driving increases to stockholder value. In addition, the vesting feature of our stock options contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period. Given our stock price performance and market volatility during 2021 and into early 2022, we determined that annual grants to our named executive officers in the form of stock options was most appropriate for 2022 to reward efforts to create long-term stockholder value. In December 2022, we also granted restricted stock units to Mr. Galbraith, and in past years we have also granted restricted stock units to our executives and expect to continue to do so when appropriate. Restricted stock units often play an important role in our executive compensation program because they provide some value even during periods of stock price or market volatilities, provide retention incentives during the vesting period, and reinforce a culture of ownership. By granting restricted stock units, we can also reduce the dilutive effect of the equity incentive awards in the form of stock options, which benefits our stockholders over time. The compensation committee evaluates the long-term incentive programs for each year, and the appropriate mix of equity awards to grant to our executive officers for the applicable year. In future years, the compensation committee may approve a different mix of equity awards if it determines necessary or appropriate to achieve our compensation objectives.

The option exercise price may not be less than the closing price of our common stock on the date of grant. For the 2022 stock option grants to our named executive officers, 25% of the granted options is scheduled to vest on the first anniversary of grant date (subject to continued service and any applicable acceleration of vesting provisions in the Equity Compensation Plan or in their employment agreements, as described below). On the last day of each month thereafter, a further 1/36th of the total number of remaining granted options is scheduled to vest.

Each restricted stock unit represents the right to receive one share of our common stock upon vesting of that unit, without the payment of an exercise price or other cash consideration for the issued shares of common stock. As discussed above, for 2022, the only grant of restricted stock units to our named executive officers was to our Chief Executive Officer, Mr. Galbraith. This grant was awarded to Mr. Galbraith in December 2022, in order to provide additional retention incentives in light of the fact that his new hire option grant was significantly underwater at that time and therefore not providing the retention and incentives the compensation committee intended. For that grant, the restricted stock units are scheduled to vest on the third anniversary of the grant date (subject to any applicable acceleration provisions in the Equity Compensation Plan or in Mr. Galbraith’s employment agreement, and subject to Mr. Galbraith’s continued service); provided that (i) if Mr. Galbraith’s employment is terminated by us without cause, 100% of the restricted stock units will fully vest, and (ii) if on or within twelve months following a change of control (as defined in Mr. Galbraith’s employment agreement) or within three months prior to a change of control, Mr. Galbraith’s employment with us terminates due to his resignation for good reason, 100% of the restricted stock units will fully vest, in each case (i) and (ii) subject to Mr. Galbraith having entered into a valid and enforceable settlement agreement with us on terms satisfactory to us.

The following table shows information regarding stock option and restricted stock unit grants to each of our named executive officers made during the year ended December 31, 2022:

Name	Grant Date	Restricted Stock Units Granted (#) (1)	Stock Options Granted (#) (2)	Exercise Price of Stock Options ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Kenneth Galbraith	1/15/2022	—	500,000	14.97	5,044,999
	12/22/2022	100,000	—	—	879,000
Neil Klompas	3/10/2022	—	200,000	7.00	950,036
Christopher Astle	3/10/2022	—	125,000	7.00	593,772
Ali Tehrani (5)	—	—	—	—	N/A

(1)	The restricted stock units granted to Mr. Galbraith vest on the third anniversary of the date of grant.
(2)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	The exercise price of the stock options is the closing price of the Company’s stock on the grant date.
(4)

The amounts set forth in this column reflect the grant date fair value for restricted stock unit awards and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See Note 2 to the “Notes to

Consolidated Financial Statements—Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements—Stockholders’ Equity-Stock Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2022.

(5)	Dr. Tehrani resigned from the positions of President and Chief Executive Officer effective January 15, 2022. As such, he was not granted equity in 2022.

Previous grants are taken into account when considering new option and restricted stock unit grants, as well as other factors such as market data, retention and incentive considerations, internal equity, Company performance and prior and expected future individual contributions. Mr. Galbraith’s 2022 stock option grant was negotiated in connection with his recruitment to join Zymeworks. Decisions regarding long-term incentives do not affect decisions regarding other components of compensation.

Benefits and Perquisites

Other compensation to our named executive officers primarily consists of participation in our broad-based employee benefit plans. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees in the entity in which they are employed, including a retirement savings plan for those employed in Canada and a 401(k) plan for those employed in the United States. Our named executive officers also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make them more efficient and effective, and for recruitment and retention purposes. In 2022, except for the perquisites discussed below, we did not provide perquisites or personal benefits to any of our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.

Consistent with our philosophy regarding personal benefits, in November 2022, we provided Dr. Astle certain corporate housing benefits based on need (as determined in our discretion) in the Vancouver, British Columbia metropolitan area. In addition to the corporate housing benefits, we provided for a gross-up to Dr. Astle for the impact of any tax withholding related to the corporate housing benefits. The compensation committee believes that these corporate housing benefits were important to allow Dr. Astle to be on-site at our offices in Vancouver as needed, increase his ability to work efficiently, and focus his efforts on the business rather than travel and housing considerations.

Similarly, as part of the negotiation of Mr. Galbraith’s January 2022 employment agreement, and in order to induce him to join Zymeworks and to increase his ability to work efficiently, we negotiated certain personal benefits for him, including certain housing, travel, relocation and tax benefits, as described “Executive Compensation—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” In December 2022, we amended Mr. Galbraith’s employment agreement to extend the time period for certain benefits, as described “Executive Compensation—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control,” generally related to travel, temporary housing and related tax gross-up, and relocation benefits and, where applicable, related tax gross-up benefits. The compensation committee approved the extension of these benefits as it believed that doing so would assist Mr. Galbraith in the performance of his duties and aid in his efficiency.

Potential Payments upon Termination or Change in Control

Certain of our executives, including each of our named executive officers who remain current employees, are parties to employment agreements with us which set forth conditions of employment and the payments that will be made upon termination of their employment. Additional discussion of the employment agreements with our named executive officers is set forth below under “Executive Compensation—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” We believe that these protections are necessary to provide our valuable named executive officers with incentives to forego other employment opportunities and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control, without undue concern that the officer will be terminated and lose his or her income and benefits. We believe the level of severance and change in control benefits provided is appropriate and is necessary to attract and retain key employees.

In connection with Dr. Tehrani’s resignation in January 2022, we and Dr. Tehrani entered into a separation agreement that provided for certain severance payments and benefits to Dr. Tehrani in consideration for a release of claims in favor of us. Similarly, in May 2023, in connection with Mr. Klompas’ cessation of employment with Zymeworks, we and Mr. Klompas entered into a separation agreement that provided for certain severance payments and benefits to Mr. Klompas in consideration for a release of claims in favor of us. We believe that these separation arrangements were appropriate in light of Dr. Tehrani’s and Mr. Klompas’ past (and expected future) contributions to Zymeworks, and generally believe it is favorable to us to obtain a release of claims even in the event of a termination of employment. We also entered into a consulting service agreement with each of Dr. Tehrani and Mr. Klompas pursuant to which each executive will assist with certain transitional matters. We entered into the consulting service agreements in order to provide a smooth transition of the executives’ duties and responsibilities and to allow us to benefit from their ongoing input and expertise on certain matters. Additional discussion of these arrangements is set forth below under “Executive Compensation—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

Risk Management

As part of its normal practice, the compensation committee evaluates the risk-taking incentives created by our compensation policies and practices and has concluded that such incentives are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($) (1)		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1) (3)	All Other Compensation ($) (1)		Total ($)
Kenneth Galbraith, Chair & CEO (current President) (4)	2022	582,481		879,000	5,044,999	537,728	81,249	(5)	7,125,457
Neil Klompas, Former President & COO (6)	2022	503,795	(7)	—	950,036	330,699	23,878	(8)	1,808,408
	2021	437,124		282,913	1,178,164	—	2,277	(9)	1,900,478
Christopher Astle, SVP & CFO (10)	2022	358,749		—	593,772	203,048	159,436	(11)	1,315,005
Ali Tehrani, Former President & CEO (12)	2022	105,742	(13)	—	—	—	858,501	(14)	964,243
	2021	593,092		870,500	3,625,121	—	21,924	(15)	5,110,637

(1)

Salary, non-equity incentive plan compensation (bonuses) and amounts in the “All Other Compensation” column for all named executive officers are determined in U.S. dollars. However, 2022 and 2021 cash compensation amounts for Mr. Klompas, Dr. Astle and Dr. Tehrani were paid in Canadian dollars and have been converted to U.S. dollars for the purposes of the table. For 2022 and 2021, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7685 and 0.7978, which were the average annual Bank of Canada exchange rates for 2022 and 2021, respectively. Cash compensation amounts for Mr. Galbraith were paid in British pounds and have been converted to U.S. dollars for the purposes of the table. For 2022 the U.S. dollar per British pound exchange rate used for such conversion was 1.2354, which was the average annual Bank of Canada exchange rate for 2022.

(2)

The amounts set forth in these columns reflect the aggregate grant date fair value for restricted stock unit awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements—Shareholders’ Equity—Stock Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2022.

(3)

The amounts reflect the dollar value of incentive bonuses paid in 2023 for performance during 2022, as discussed further above under “Executive Compensation—Components of Compensation Package—Cash Bonus.” No incentive bonuses were paid in 2022 with respect to performance during 2021.

(4)

Mr. Galbraith served as our Chief Executive Officer, President and Chair of Board of Directors from January 2022 until August 2022, and has served as our Chief Executive Officer and Chair of Board of Directors since August 2022. Mr. Galbraith has served as our President since June 2023. He was not employed by Zymeworks in 2021.

(5)

Of the total amount for 2022, (i) $45,724 represents accommodation benefits, (ii) $20,263 represents Company contributions to a defined contribution pension plan, (iii) $2,158 represents life insurance premiums through our group extended benefit plan, and (iv) $13,104 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement.

(6)

Mr. Klompas served as our Chief Operating Officer and Chief Financial Officer until February 2022, as our Chief Operating Officer from February 2022 until August 2022, and as our President and Chief Operating Officer from August 2022 through June 2023.

(7)	Included in the total amount for 2022 is $47,624 which represents payment of accrued vacation.
(8)

Of the total amount for 2022, (i) $23,004 represents Company contributions to our registered retirement savings plan and (ii) $874 represents life insurance premiums through our group extended benefit plan.

(9)	The total amount for 2021 represents life insurance premiums through our group extended benefit plan.
(10)	Dr. Astle joined Zymeworks in April 2021 as Executive Director, Corporate and Commercial Finance and was promoted to Senior Vice President and Chief Financial Officer in February 2022.
(11)

Of the total amount for 2022, (i) $136,960 represents accommodation benefits (which includes $63,686 for tax gross-up), (ii) $21,525 represents Company contributions to our registered retirement savings plan, and (iii) $951 represents life insurance premiums through our group extended benefit plan.

(12)	Dr. Tehrani resigned from the positions of President and Chief Executive Officer effective January 15, 2022.
(13)	Included in the total amount for 2022 is $81,546 which represents payment of accrued vacation.
(14)

Of the total amount for 2022, (i) $857,643 represents severance payments under a separation agreement, (ii) $726 represents Company contributions to our registered retirement savings plan and, (iii) $132 represents life insurance premiums through our group extended benefit plan.

(15)

Of the total amount for 2021, (i) $17,814 represents Company contributions to our registered retirement savings plan and (ii) $4,110 represents life insurance premiums through our group extended benefit plan.

Outstanding Equity Awards at 2022 Year End

The following table lists all outstanding equity awards granted in Canadian dollars under our Second Amended and Restated Stock Option Plan, as amended (the “Original Plan”) and equity awards granted in U.S. dollars under the Equity Compensation Plan and our Inducement Stock Option and Equity Compensation Plan (the “Inducement Plan”) held by our named executive officers as of December 31, 2022:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2), (3)
Kenneth Galbraith	1/15/2022	—	500,000	14.97		1/14/2032	—		—
	12/22/2022	—	—	—		—	100,000	(4)	786,000
Neil Klompas	1/1/2013	4,330	—	5.58	(5)	1/1/2023	—		—
	1/1/2014	20,950	—	8.91	(5)	1/1/2024	—		—
	1/1/2015	23,464	—	11.10	(5)	1/1/2025	—		—
	1/29/2016	125,700	—	9.30	(5)	1/29/2026	—		—
	2/3/2017	35,615	—	17.37	(5)	2/3/2027	—		—
	6/12/2017	85,000	—	9.82		6/12/2027	—		—
	3/19/2018	75,000	—	11.84		3/18/2028	—		—
	1/8/2019	90,000	—	15.53		1/7/2029	—		—
	3/27/2019	14,375	625	15.23		3/26/2029	—		—
	3/10/2020	31,875	13,125	35.20		3/9/2030	—		—
	3/10/2021	22,344	26,406	34.82		3/9/2031	—		—
	3/10/2022	—	200,000	7.00		3/9/3032	—		—
	3/10/2020	—	—	—		—	2,500		19,650
	3/10/2021	—	—	—		—	5,417		42,578
Christopher Astle	5/17/2021	7,187	10,063	27.67	(5)	5/16/2031	—		—
	3/10/2022	—	125,000	7.00		3/9/2032	—		—
	12/10/2021	—	—	—		—	1,550	(6)	12,183
Ali Tehrani	1/1/2014	20,950	—	8.91	(5)	1/1/2024	—		—
	1/1/2015	23,464	—	11.10	(5)	1/1/2025	—		—
	1/29/2016	293,300	—	9.30	(5)	1/29/2026	—		—
	2/3/2017	41,900	—	17.37	(5)	2/3/2027	—		—
	6/12/17	250,000	—	9.82		6/12/2027	—		—
	3/19/2018	250,000	—	11.84		3/18/2028	—		—
	1/8/2019	235,000	—	15.53		1/7/2029	—		—
	3/10/2020	98,281	40,469	35.20		3/9/2030	—		—
	3/10/2021	68,750	81,250	34.82		3/9/2031	—		—
	3/10/2020	—	—	—		—	7,709		60,593
	3/10/2021	—	—	—		—	16,667		131,003

(1)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Unless otherwise noted, restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant, subject to the holder’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	Market value of restricted stock units that have not vested is based on the closing price of the Company’s common shares on Nasdaq on December 30, 2022, which was $7.86 per share.

(4)

These restricted stock units vest on the third anniversary of the date of grant, subject to the holder’s continued service. Pursuant to the terms of Mr. Galbraith’s grant agreement with respect to these restricted stock units, (i) if Mr. Galbraith’s employment is terminated by the Company without cause, 100% of the restricted stock units will fully vest, and (ii) if on or within twelve months following a change of control (as defined in Mr. Galbraith’s employment agreement) or within three months prior to a change of control, Mr. Galbraith’s employment with the Company terminates due to his resignation for good reason, 100% of the restricted stock units will fully vest, in each case of (i) and (ii) subject to Mr. Galbraith having entered into a valid and enforceable settlement agreement with the Company on terms satisfactory to the Company. These restricted stock units also are subject to the applicable acceleration of vesting provisions described for Mr. Galbraith under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(5)

These options were granted with exercise prices denominated in Canadian dollars. The U.S. dollar per Canadian dollar exchange rate used to convert option exercise price to U.S. dollars was 0.7685, which was the average annual Bank of Canada exchange rate for 2022.

(6)	These restricted stock units vest in two equal annual installments on each of the first and second anniversaries of the date of grant.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

Executive Employment Arrangements

Key provisions of the employment agreements that were in effect as of December 31, 2022, for our named executive officers are described below.

Kenneth Galbraith. In connection with Mr. Galbraith’s appointment as President and Chief Executive Officer in January 2022, Mr. Galbraith entered into an employment agreement with us (the “Original Agreement”), and on December 30, 2022, Zymeworks BC and Zymeworks Management Inc., our subsidiaries, and Mr. Galbraith entered into an amendment to the Original Agreement (the employment agreement, as amended, the “Galbraith Employment Agreement”). The Galbraith Employment Agreement does not have a specific term.

Pursuant to the Galbraith Employment Agreement, Mr. Galbraith is entitled to the following compensation and benefits:

•

An annual base salary of $600,000, with eligibility to earn an annual discretionary bonus of up to 60% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Mr. Galbraith’s current annual base salary is $625,000 and his target annual discretionary bonus remains at 60% of his annual base salary;

•

Options to purchase 500,000 of our common shares at an exercise price per share equal to the fair market value on the date of grant (the “Inducement Options”). 25% of the Inducement Options vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining Inducement Options will vest on the last day of each month, until all of the Inducement Options have vested, subject to Mr. Galbraith’s continued service;

•	Eligibility to participate in our employee benefit plans, policies and arrangements that, in the aggregate, are reasonably consistent with other executive officers generally;

•	Enrollment in a qualifying pension scheme under the UK Pensions Act 2008;

•

Reimbursement of relocation expenses up to a maximum gross amount of $300,000, grossed up for the impact of any taxable withholding, for reasonable moving expenses incurred by Mr. Galbraith and his immediate family during relocation from Mr. Galbraith’s primary residence to Vancouver, British Columbia or Seattle, Washington if he relocates on or before July 15, 2024 (under the Original Agreement, this related to a relocation within the first eighteen months of employment). The total amount reimbursed shall be repaid to us if Mr. Galbraith’s employment terminates within three years (two years under the Original Agreement) following the effective date of employment;

•

Temporary housing through the earlier of Mr. Galbraith’s relocation or July 15, 2024 (under the Original Agreement, this was through the earlier of Mr. Galbraith’s relocation or the date that is 18 months following the effective date of employment), grossed up for the impact of any tax withholding;

•

Reimbursement or Company payment for reasonable airfare and lodging expenses for Mr. Galbraith and his immediate family for one trip per calendar year to Vancouver, British Columbia or Seattle, Washington, as applicable, that occurs prior to the end of 2024 (prior to the end of 2023 under the Original Agreement);

•

A tax equalization payment if Mr. Galbraith is subject to income taxation or other taxation outside of the United Kingdom during the period of his employment, grossed up for the impact of any tax withholding, and tax preparation services;

•

If we terminate Mr. Galbraith’s employment, then Mr. Galbraith will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. If such termination of employment or resignation occurs on or after the fourth year of employment, Mr. Galbraith will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Mr. Galbraith will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan;

•

In the event of termination on death or disability, as defined in our long-term disability plan or policy then in effect with respect to him, Mr. Galbraith, or his estate, will receive (x) a lump sum payment equal to the difference between (1) eighteen months of base salary plus target annual cash bonus as of the date of death or disability and (2) the amount that Mr. Galbraith or his estate will receive as a result of death or disability under our applicable insurance policies in effect as of the date of termination, (y) group extended health and dental benefits continuation for his surviving family members for eighteen months (or lump sum payment for the premium costs of such benefits in lieu thereof), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to Mr. Galbraith as of the date of death or disability;

•

If Mr. Galbraith’s employment is terminated by us without cause within twelve months following, or within three months prior to, a change of control (as defined in the Galbraith Employment Agreement), Mr. Galbraith will be eligible to receive (x) a lump sum payment of eighteen months of base salary and 100% of target annual cash bonus as of the date of termination, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months (or lump sum payment for the premium costs of such benefit plans in lieu thereof) and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Mr. Galbraith entering into a valid settlement agreement with us; and

•

In addition, the Galbraith Employment Agreement requires Mr. Galbraith, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Galbraith Employment Agreement also requires Mr. Galbraith not to solicit our employees or consultants to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

On August 4, 2022, the Board of Directors appointed Mr. Klompas as our President, effective August 4, 2022. Mr. Klompas succeeded Mr. Kenneth Galbraith in the role of our President. Following Mr. Klompas’ appointment as President, Mr. Galbraith continued in the role of Chair of the Board of Directors and Chief Executive Officer. Effective upon Mr. Klompas’ departure in June 2023, Mr. Galbraith was re-appointed as our President. The compensatory and other material terms of Mr. Galbraith’s employment with us were unchanged in connection with the foregoing.

Neil Klompas. On January 25, 2007, we entered into an employment agreement with Mr. Klompas, our former President and Chief Operating Officer, setting forth the terms and conditions of his employment as our Director of Finance and Operations, which provided for his initial base salary and initial equity award, and which included, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. This agreement was amended on October 23, 2007, and January 1, 2014. On January 17, 2017, we entered into an amended and restated employment agreement with Mr. Klompas that superseded and replaced the January 2007 agreement, as amended, and set forth revised termination and change of control provisions. Under the revised not-for-cause termination severance provisions, during the first three years of employment, Mr. Klompas was entitled to 12 months of written notice or payment in lieu of notice equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Mr. Klompas was entitled to an additional one month’s notice, or the equivalent base salary and continuation of benefits, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Mr. Klompas were terminated without cause within 12 months following a change of control, he would have received severance equal to 18 months of his base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement in excess of any minimum required by certain applicable laws were conditional upon Mr. Klompas’ release of claims against us.

In connection with Mr. Klompas’ appointment as Chief Operating Officer in January 2022, we provided Mr. Klompas with a promotion letter (the “Klompas Promotion Letter”). Pursuant to the Klompas Promotion Letter, Mr. Klompas was entitled to the following modifications to his then-existing compensation and benefits:

•	An increase to his annual base salary from $437,124 to $458,000 (Mr. Klompas’ base salary for fiscal year 2023 was $500,000); and

•	An increase to his annual discretionary bonus opportunity from 40% to 45% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors.

On August 4, 2022, the Board of Directors appointed Mr. Klompas as our President, effective August 4, 2022. Mr. Klompas continued in the role of Chief Operating Officer following his appointment as our President. The compensatory and other material terms of Mr. Klompas’ employment with us were unchanged in connection with the foregoing.

Effective June 30, 2023, Mr. Klompas stepped down as our President and Chief Operating Officer and separated from employment. In May 2023, in anticipation of Mr. Klompas’ departure, Zymeworks BC and Mr. Klompas entered into a separation agreement and release (the “Klompas Separation Agreement”) providing for certain benefits, including:

•

A lump sum payment of $1,000,000, equivalent to twenty-four (24) months of his then-current base salary, which payment was subject to Mr. Klompas not being terminated for cause prior to the June 30, 2023 (Mr. Klompas was not terminated for cause prior to such date and therefore became entitled to this payment). Mr. Klompas will not be eligible for any annual performance bonus with respect to our 2023 fiscal year;

•

Eligibility for Mr. Klompas and his spouse to participate in our employee benefit plans for the lesser of (a) twenty-four (24) months following June 30, 2023 and (b) the date of enrollment in the benefit plans of a new employer;

•

Entry into a consulting services agreement (the “Klompas Consulting Agreement”), whereby Mr. Klompas will assist with certain transitional matters at the request and direction of Zymeworks BC on an as needed basis. The Klompas Consulting Agreement became effective on June 30, 2023 and is scheduled to expire on June 30, 2025. Mr. Klompas will be entitled to continued vesting and exercise benefits for outstanding stock options and restricted stock units under our equity incentive plans for the duration of the Klompas Consulting Agreement as well as certain cash payments at a rate of $300/hour for any services provided in excess of five hours per week. If a change of control (as such term is defined in the Equity Compensation Plan) occurs prior to the expiration or earlier termination of the Klompas Consulting Agreement, any unvested options and restricted stock units held by Mr. Klompas immediately prior to such change of control that would have vested on or prior to June 30, 2025 had Mr. Klompas remained as a service provider through such date, shall be accelerated such that they are vested as of immediately prior to and contingent upon such change of control. Following the termination of the Klompas Consulting Agreement, and provided that Mr. Klompas (i) had not been terminated for cause prior to June 30, 2023 (Mr. Klompas was not terminated for cause prior to such date) and (ii) timely executes a supplemental release agreement, Mr. Klompas will have the period from the termination of the Klompas Consulting Agreement to June 30, 2026 to exercise any vested Company stock options, subject to any such options’ earlier expiration during such period; and

•	Reimbursement for all reasonable and documented business expenses actually and properly incurred in relation to Zymeworks BC’s and our business up to June 30, 2023.

Christopher Astle. In connection with Dr. Christopher Astle’s appointment as Senior Vice President and Chief Financial Officer, we entered into an amended and restated employment agreement with Dr. Astle effective as of February 24, 2022 (the “Astle Employment Agreement”). The Astle Employment Agreement does not have a specific term.

Pursuant to the Astle Employment Agreement, Dr. Astle is entitled to the following compensation and benefits:

•

An annual base salary of $375,000, with eligibility to earn an annual discretionary bonus of up to 35% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Dr. Astle’s current annual base salary is $410,000 and his target annual discretionary bonus remains at 35% of his annual base salary;

•

Options to purchase 125,000 of our common shares at an exercise price per share equal to the fair market value on the date of grant. The options were granted under the Equity Compensation Plan. 25% of the options will vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining options will vest on the last day of each month, until all of the options have vested, subject to Dr. Astle’s continued service;

•	Eligibility to participate in our employee benefit plans, policies and arrangements;

•

If we terminate Dr. Astle’s employment without cause prior to April 1, 2024, then Dr. Astle will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. If such termination of employment occurs on or after April 1, 2024, Dr. Astle will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service after April 1, 2024, up to a total maximum of eighteen months. Dr. Astle will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Such payments will be subject to Dr. Astle entering into a valid settlement agreement with us;

•

If Dr. Astle’s employment is terminated by us without cause within twelve months following a change of control (as defined in the Astle Employment Agreement), Dr. Astle will be eligible to receive (x) eighteen months of base salary, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Dr. Astle entering into a valid settlement agreement with us; and

•	In addition, the Astle Employment Agreement requires Dr. Astle, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Astle Employment Agreement also requires Dr. Astle not to solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

On November 17, 2022, we entered into an amendment with Dr. Astle to the Astle Employment Agreement. The amendment amends the Astle Employment Agreement to provide to Dr. Astle certain corporate housing benefits based on need (as determined in our discretion) in the Vancouver, British Columbia metropolitan area. In addition to the corporate housing benefits, the amendment provides for a gross-up to Dr. Astle for the impact of any tax withholding related to the corporate housing benefits.

Ali Tehrani. Dr. Tehrani resigned in January 2022. Prior to his resignation, his employment was governed by the following arrangements: On December 13, 2007, we entered into an employment agreement with Dr. Tehrani setting forth the terms and conditions of his employment as our President and Chief Executive Officer, which provided for his initial base salary and which included, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. This agreement was amended on January 1, 2014. On January 17, 2017, we entered into an amended and restated employment agreement with Dr. Tehrani that superseded and replaced the December 2007 agreement, as amended, and set forth revised termination and change of control provisions. Under the revised not-for-cause termination severance provisions, during the first three years of employment, Dr. Tehrani was entitled to 12 months of written notice or payment in lieu of notice equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Dr. Tehrani was entitled to an additional one month’s notice, or the equivalent base salary and continuation of benefits, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Dr. Tehrani had been terminated without cause within 12 months following a change of control, he would have been entitled to receive severance equal to 24 months of his base salary, continuation of benefits for 24 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement that are in excess of any minimum required by certain applicable laws are conditional upon Dr. Tehrani’s release of claims against us.

In connection with Dr. Tehrani’s resignation in January 2022, we entered into a Separation Agreement and Release with Dr. Tehrani (the “Tehrani Separation Agreement”) providing for the following benefits:

•

A payment of $889,638, equivalent to eighteen months of base salary, which the Separation Agreement permitted to be paid as a lump sum in a tax-favorable manner as may be directed by Dr. Tehrani, subject to applicable income tax requirements and was paid in a lump sum in January 2022;

•

Payment of the annual performance bonus for 2021 that he would have received had he remained employed with us through the applicable bonus payment date, calculated based on actual achievement of the applicable performance goals under the bonus plan as determined by the Board of Directors. Payment of the bonus, if any, will be made in a lump sum at the same time as the other Company senior executives receive their 2021 bonus. Subsequently, the compensation committee determined that the 2021 goals were not achieved at a level sufficient to warrant the payment of a bonus to executives, and therefore no bonus was paid to Dr. Tehrani;

•

Eligibility to participate in our employee benefit plans for the lesser of (a) eighteen months from January 15, 2022 (the “Tehrani Termination Date”) or (b) the date of enrollment in the benefit plans of a new employer. The aggregate value of the premiums for extended participation under these plans is $5,377;

•

Entry into a Consulting Services Agreement, whereby he will assist certain transitional matters at our request and direction on an as needed basis. The Consulting Services agreement will begin on the Tehrani Termination Date and ceased on September 30, 2023. Dr. Tehrani was entitled to continued vesting and exercise benefits for outstanding stock options and restricted stock units under our equity incentive plans for the duration of the Consulting Services Agreement. The Consulting Services

Agreement had provided that, following the termination of the Consulting Services Agreement, and provided that Dr. Tehrani has satisfactorily performed his duties as chief executive officer between the date of the Tehrani Separation Agreement and the Tehrani Termination Date and timely executed a supplemental release agreement, he would have 12 months from the termination of the Consulting Services Agreement to exercise any vested Company stock options, subject to any such options’ earlier expiration during such period. Dr. Tehrani’s met these requirements, including execution of the supplemental release; and

•	Reimbursement for all reasonable and documented business expenses actually and properly incurred in relation to Company business up to the Tehrani Termination Date.

Equity Compensation Plan Information

Under our Original Plan, upon a transaction in which equity securities representing more than 66 2/3% of our common stock are sold (a “substantial sale”), if the purchaser offers to buy out options, the options must be sold to the purchaser at a purchase price equal to (x) the price per share in the transaction (calculated in accordance with the terms of the Original Plan) minus the exercise price per share, multiplied by (y) the number of shares then exercisable under the option. If the option holders do not sell their options to the purchaser, such options will terminate upon completion of the substantial sale.

Under our Equity Compensation Plan and our Inducement Plan, in connection with a change of control (as defined in the applicable plan), our Board of Directors or the committee to which our Board of Directors has delegated authority to administer the applicable plan (either, the “Administrator”) has the right to provide for the conversion or exchange of any outstanding awards into or for options, rights or other securities in any entity participating in or resulting from a change of control, cash or other property. If we enter into an agreement for a transaction that, if completed, would result in a change of control, or otherwise becomes aware of a pending change of control, we will give written notice to the award holders regarding the potential change of control and a description of the effect of the change of control on outstanding awards at least seven (7) days prior to the closing of change of control.

Under our Equity Compensation Plan and Inducement Plan, the Administrator may, in its discretion, accelerate the vesting and/or expiration date of any or all outstanding awards in connection with the change of control to provide that such designated awards shall be fully vested and any options not exercised within the specified period will be terminated after the completion of the change of control. If the change of control would also result in a capital reorganization, arrangement, amalgamation or reclassification of our share capital (and if the vesting and expiration of the awards has not been accelerated as contemplated by the prior sentence), upon completion of the change of control, the number and kind of shares subject to outstanding awards and, if applicable, the exercise price per share of options shall be appropriately adjusted (including by substituting the awards for awards with respect to securities in any successor entity to us) in such manner as the Administrator considers equitable to prevent substantial dilution or enlargement of the rights granted to Award holders. The Administrator also may make changes to the terms of the awards or the Equity Compensation Plan or Inducement Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any of our securities may be listed, provided that the value of previously granted awards and the rights of award holders are not materially adversely affected by any such changes. In addition, in the event of a potential change of control, the Administrator may, in its sole discretion, modify the terms of the plan and/or the awards to assist the participants to tender into a take-over bid or other transaction leading to a change of control, including the authority to allow participants to conditionally exercise options.

Employee Benefit Plans

Our executive officers receive medical, dental, life insurance and other benefits generally made available to all of our employees.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Registered Retirement Savings Plan

Our executive officers resident in Canada are eligible, along with all other employees resident in Canada, to participate in our registered retirement savings plan (“RRSP”) matching program. Under this program, we match the amount contributed by each executive officer into a group RRSP plan, up to a pre-determined percentage of annual salary. Upon the formal approval of the compensation committee on November 9, 2016, we began matching executive officer’s contributions to the group RRSP up to 5.5% of annual salary. Effective January 1, 2020, we began matching executive officer’s contributions to the group RRSP up to 6.0% of annual salary. Generally, company matching contributions will not exceed 50% of the maximum annual RRSP dollar limit as specified by the Canada Revenue Agency in any given year.

401(k) Plan

Our executive officers resident in the United States are eligible, along with all other U.S.-based employees, to participate in a 401(k) plan. Under this plan, we match the amount contributed by each executive officer into a 401(k) plan up to a predetermined percentage of annual salary. Upon the formal approval of the compensation committee on November 9, 2016, we began matching executive officer’s contributions to a 401(k) plan up to 5.5% of annual salary (increased to 6.0% effective January 1, 2020), with company matching contributions not to exceed the annual personal and Age 50 Catch Up contribution limit (if applicable) set by the Internal Revenue Service, or the IRS, in any given year.

Equity Compensation Plan Information

The following table sets forth summary information relating to our Equity Compensation Plan, employee stock purchase plan, as amended (the “ESPP”), the Original Plan and the Inducement Plan as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants, and rights (2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders
Equity Compensation Plan	7,140,981	(3)	$17.49	(4)	3,216,696
ESPP	—		—		1,722,239
Original Plan	786,964		$11.83	(5)	—
Equity compensation plans not approved by security holders
Inducement Plan	700,000		$12.36		50,000

(1)	Includes restricted stock units.

(2)	Does not include restricted stock units, which do not have an exercise price.
(3)

The original maximum number of common shares reserved for issuance under the Equity Compensation Plan as of June 7, 2018, was 5,686,097. Beginning in 2019 and ending in 2028, this maximum number may be increased on the first day of each calendar year by up to 4.0% of the number of outstanding shares on the last day of the immediately preceding calendar year.

(4)

Stock options granted under the Equity Compensation Plan have been granted with exercise prices in both Canadian dollars and U.S. dollars. As of December 31, 2022, there were 6,925,322 outstanding stock options under the Equity Compensation Plan, consisting of 1,360,177 stock options with a weighted average exercise price of C$21.11 ($16.22 based on the U.S. dollar per Canadian dollar exchange rate of 0.7685, which was the average annual Bank of Canada exchange rate for 2022) and 5,565,145 stock options with a weighted average exercise price of $17.10.

(5)

Stock options granted under the Original Plan were granted with exercise prices in Canadian dollars. As of December 31, 2022, there were 786,964 outstanding stock options under the Original Plan, with a weighted average exercise price of C$15.40 ($11.83 based on the U.S. dollar per Canadian dollar exchange rate of 0.7685, which was the average annual Bank of Canada exchange rate for 2022).

Inducement Plan

Our Inducement Plan was adopted by our Board of Directors in January 2022, and was amended and restated in October 2022. The Inducement Plan was adopted without stockholder approval pursuant to the NYSE listing rules related to inducement plans, which are substantially similar to the Nasdaq rules related inducement plans. The Inducement Plan allows for the grant of options, grant restricted stock, restricted stock units and other share-based awards. The terms of the Inducement Plan are substantially similar to those of the Equity Compensation Plan, including with respect to treatment of awards in connection with a change of control, as described above. However, in accordance with the exemption requirements under NYSE and Nasdaq rules, awards under the Inducement Plan may only be made to employees of our Company or our subsidiaries to whom the grant of the award is a material inducement to the individual’s entering into employment with us in accordance with such rules.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs” and each, a “PEO”) and our other named executive officers (our “Non-PEO NEOs”) and Company performance for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Ali Tehrani¹ ($)	Summary Compensation Table Total for Kenneth Galbraith¹ ($)	Compensation Actually Paid to Ali Tehrani¹,²,³ ($)	Compensation Actually Paid to Kenneth Galbraith¹,²,³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4] Total Shareholder Return (“TSR”) ($)	Net Income ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	964,243	7,125,457	(1,591,297)	4,508,972	1,561,707	1,223,936	16.63	124.3
2021	5,110,637	—	(5,886,442)	—	2,110,702	(1,122,209)	34.68	(211.8)

(1)

Ali Tehrani served as our President and Chief Executive Officer during all of Company fiscal year 2021 and until his resignation, which was effective as of January 15, 2022. Therefore, Dr. Tehrani was a PEO in fiscal years 2021 and 2022. Kenneth Galbraith commenced employment as our President, Chief Executive Officer and Chair of the Board of Directors on January 15, 2022, served as our Chief Executive Officer and Chair of Board of Directors from August 4, 2022, until June 30, 2023, and has served as our President, Chief

Executive Officer and Chair of the Board since June 30, 2023, and therefore was also a PEO during our fiscal year 2022. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022

Neil Klompas	Neil Klompas

Neil Josephson	Chris Astle

Anthony Polverino

James Priour

Diana Hausman

(2)

The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Ali Tehrani ($)	Exclusion of Change in Pension Value for Ali Tehrani ($)	Exclusion of Stock Awards and Option Awards for Ali Tehrani ($)	Inclusion of Pension Service Cost for Ali Tehrani ($)	Inclusion of Equity Values for Ali Tehrani ($)	Compensation Actually Paid to Ali Tehrani ($)
2022	964,243	—	—	—	(2,555,540)	(1,591,297)
2021	5,110,637	—	(4,495,621)	—	(6,501,458)	(5,886,442)

Year	Summary Compensation Table Total for Kenneth Galbraith ($)	Exclusion of Change in Pension Value for Kenneth Galbraith ($)	Exclusion of Stock Awards and Option Awards for Kenneth Galbraith ($)	Inclusion of Pension Service Cost for Kenneth Galbraith ($)	Inclusion of Equity Values for Kenneth Galbraith ($)	Compensation Actually Paid to Kenneth Galbraith ($)
2022	7,125,457	—	(5,923,999)	—	3,307,514	4,508,972

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,561,707	—	(771,905)	—	434,134	1,223,936
2021	2,110,702	—	(1,716,147)	—	(1,516,764)	(1,122,209)

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Ali Tehrani ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Ali Tehrani Granted in a Prior Year ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Ali Tehrani ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in a Prior Year that Vested During Year for Ali Tehrani ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Ali Tehrani ($)	Value of Dividends or Other Earnings Paid on Unvested Equity Awards Not Otherwise Included for Ali Tehrani ($)	Total - Inclusion of Equity Values for Ali Tehrani ($)
2022	—	(505,054)	—	(1,320,453)	(730,033)	—	(2,555,540)
2021	1,915,625	(4,582,298)	—	(3,834,785)	—	—	(6,501,458)

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Kenneth Galbraith ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Kenneth Galbraith Granted in a Prior Year ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Kenneth Galbraith ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in a Prior Year that Vested During Year for Kenneth Galbraith ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Kenneth Galbraith ($)	Value of Dividends or Other Earnings Paid on Unvested Equity Awards Not Otherwise Included for Kenneth Galbraith ($)	Total - Inclusion of Equity Values for Kenneth Galbraith ($)
2022	3,307,514	—	—	—	—	—	3,307,514

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Non-PEO NEOs Granted in a Prior Year ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in a Prior Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Unvested Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	870,765	(187,634)	—	(248,997)	—	—	434,134
2021	741,474	(1,021,140)	—	(848,144)	(388,954)	—	(1,516,764)

(4)

Assumes $100 was invested in Zymeworks for the period starting December 31, 2020, through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our cumulative TSR over the two most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the two most recently completed fiscal years.

DIRECTOR COMPENSATION

The written charter of our compensation committee provides that the compensation committee will review compensation for members of our Board of Directors on at least an annual basis, taking into account their responsibilities and time commitment and information regarding the compensation paid at peer companies. The compensation committee will make recommendations to our Board of Directors with respect to changes to our approach to director compensation as it considers appropriate.

In March 2022, the compensation committee engaged Aon to conduct a competitive assessment of our Board of Director compensation program. Based on these findings, the compensation committee recommended, and the Board of Directors approved, the following changes to the cash and equity compensation of non-employee directors:

•

In the absence of an independent chair of the Board of Directors, the lead independent director would be entitled to the compensation that would otherwise be paid to an independent chair of the Board of Directors;

•

The cash component for Board of Directors and committee membership was maintained at the 2021 levels, with the exception that the cash retainer fee for service as lead independent director was reduced from $70,000 to $65,000;

•

The initial option grants for new directors, to be granted upon joining the Board of Directors, was changed from 18,000 options to 40,000 options, with the vesting schedule remaining as 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service through each vesting date; and

•

The annual equity grant to directors, to be granted at a time of our annual meeting of stockholders, was changed from 9,000 options to 20,000 options, with the vesting schedule remaining that such options vest as to 100% of the shares on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

These changes positioned our 2022 individual director compensation and total aggregate director compensation between the 25th and 50th percentile compared to the 2022 peer group, consisting of publicly traded, pre-commercial biopharmaceutical companies: (i) that are clinical stage companies (with a focus on Phase 2 and Phase 3), particularly those with a therapeutic focus in oncology; (ii) with market capitalizations generally between $250 million and $2.2 billion; (iii) with generally between 100 and 500 employees; (iv) that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and (v) preferably that have gone public in the last five years.

In November 2022, the compensation committee received a report from Aon regarding a further competitive assessment of our Board of Director compensation program. Based on these findings, in November 2022, the compensation committee recommended, and the Board of Directors approved, the following changes to the cash and equity compensation of non-employee directors:

•

The cash component for Board of Directors and committee membership was maintained at the 2022 levels, with the exception that the cash retainer fee for service as chair of the compensation committee was increased from $10,000 to $12,000, the cash retainer fee for service as a member of the compensation committee was increased from $5,000 to $6,000, the cash retainer fee for service as chair of the nominating and corporate governance committee increased from $7,500 to $8,500, and the cash retainer fee for service as a member of the nominating and corporate governance committee was increased from $3,750 to $4,250 (in each case effective January 2023);

•

The initial option grants for new directors, to be granted on or about the time of the director joining the Board of Directors, was changed from 40,000 to 50,0000 options, with the vesting schedule remaining as 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service (effective November 2022); and

•

The annual equity grant to directors, to be granted at or about the time of our annual meeting of stockholders, was changed from 20,000 options to 25,000 options, with the vesting schedule remaining 100% of the options vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date (effective November 2022).

In May 2023, the Board of Directors approved, with input from the compensation committee and nominating and corporate governance committee, certain amendments to our Board of Directors compensation program to provide for: (i) full acceleration of vesting of options granted as annual equity awards in connection with our 2022 annual meeting of stockholders for directors departing on or after the restatement of the policy on May 24, 2023 and at or prior to the Meeting, (ii) pro rata acceleration of vesting of options granted as annual equity awards in connection with the Meeting for directors departing after the Meeting but at or before our 2024 annual meeting of stockholders, with the pro rata acceleration determined based on the number of full or partial months served as a non-employee director on and after the Meeting date, and (iii) extension of the post-termination exercise period for vested options held by departing directors to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option).

Following the recommendation of the compensation committee, the Board of Directors also determined to not implement stock ownership guidelines at this time. No other changes to Board of Director compensation were made for 2022.

Cash Compensation for Directors

In 2022, we provided the below annual cash retainer fees for service on our Board of Directors and committees. The fees for service on committees are in addition to the annual retainer fees for service on the Board of Directors.

	Effective Through December 31, 2022	Effective January 1, 2023
	Amount ($)	Amount ($)
Board of Directors:
Member	40,000	40,000
Lead Independent Director	65,000	65,000
Audit Committee:
Member	7,500	7,500
Chair	15,000	15,000
Compensation Committee:
Member	5,000	6,000
Chair	10,000	12,000
Nominating and Corporate Governance Committee:
Member	3,750	4,250
Chair	7,500	8,500
Research and Development Committee:
Member	6,000	6,000
Chair	15,000	15,000

Cash retainer fees were amended in November 2022 as discussed above.

Equity Compensation for Directors

We grant members of the Board of Directors an initial grant of options in connection with appointment to the Board of Directors under the Equity Compensation Plan, which vest ratably in 36 monthly installments, subject to the optionee’s continued service through each vesting date. In 2021 and until modified in March 2022, the initial grant was 18,000 options. In March 2022, the initial grant was increased to 40,000 options. In November 2022, the initial grant was increased to 50,000 options, as discussed above.

We grant an annual award of options to each member of the Board of Directors, which we typically grant on or about the date of our annual general meeting under the Equity Compensation Plan. In 2021 and until modified in March 2022, the annual grant was 9,000 options. In March 2022, the annual grant was increased to 20,000 options. In November 2022, the annual grant was increased to 25,000 options, as discussed above.

Expense Reimbursement

Each member of our Board of Directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves. These amounts are not included in the table above.

Director Compensation Table

The following table presents the compensation awarded to, earned by or paid to our directors (other than Mr. Galbraith and Dr. Tehrani, whose compensation is provided in the Summary Compensation Table above) for the year ended December 31, 2022. Messrs. Miller and Campoy are not included in the table below as they did not join the Board of Directors until 2023. We do not currently have director compensation in the form of share-based awards (other than stock options), non-equity incentive plan compensation or non-qualified deferred compensation.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Troy M. Cox	51,250	147,107	198,357
Kenneth Hillan	53,500	147,107	200,607
Susan Mahony	52,500	147,107	199,607
Kelvin Neu (3)	46,000	147,107	193,107
Hollings C. Renton	50,000	147,107	197,107
Natalie Sacks	58,750	147,107	205,857
Lota Zoth	86,250	147,107	233,357

(1)

The amounts set forth in this column reflect the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements—Stockholders’ Equity Stock- Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2022.

(2)

As of December 31, 2022, directors held the following number of options to purchase Company common shares: (i) Mr. Cox, 73,000; (ii) Dr. Hillan, 84,425; (iii) Dr. Mahony, 73,000; (iv) Dr. Neu, 34,000; (v) Mr. Renton, 84,425; (vi) Dr. Sacks, 78,140; and (vii) Ms. Zoth, 86,117.

(3)

Dr. Neu joined the Company’s Board of Directors in March 2020. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, the options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

Compensation Committee Interlocks and Insider Participation

Mr. Renton, Ms. Zoth and Dr. Mahony served as members of the compensation committee in 2022, with Mr. Renton serving as chair of the committee. None of our compensation committee members is currently, or has been within the last completed fiscal year, one of our officers or employees or had any relationship with respect to the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serve, or have served during the last completed fiscal year, as a member of the board of directors or on the compensation committee (or other board committee performing equivalent function) of another entity where one of such entity’s executive officers served as a director or on the compensation committee of the Company.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2024 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before June 28, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on August 9, 2024, and

•	no later than 5:00 p.m., Eastern Time, on September 8, 2024.

In the event that we hold our 2024 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2024 annual meeting, and

•

no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of such annual meeting or, (2) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2022 Annual Report

Our financial statements for our fiscal year ended December 31, 2022 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.zymeworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

APPROVAL

The contents and the sending of this proxy statement have been approved by the Board of Directors of the Company.

DATED as of October 26, 2023.
By Order of the Board of Directors

/s/ Kenneth Galbraith
Kenneth Galbraith
Chair of the Board of Directors, Chief Executive Officer and President

Your vote matters heres how to vote! You may vote online or by phone instead of mailing this card. Votes must be received by 11:59 p.m. ET on December 6, 2023 for shares held directly and by 11:59 pm ET on December 4 for shares held via Shareworks. Online Go to www.investorvote.com/ZYME or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada or toll 1-781-575-2300 if outside these areas. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 3. 1. Election of Directors: + 01 - Nancy Davidson 02 - Derek Miller 03 - Hollings C. Renton Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Advisory vote on the compensation of named 3. Ratification of the appointment of KPMG LLP, chartered executive officers professional accountants, as auditors for the year ending December 31, 2023 B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 1UPX + 03VPXE

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000001 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes must be received by 11:59 p.m. ET on December 6, 2023 for shares held directly and by 11:59 pm ET on December 4 for shares held via Shareworks. Online Go to www.investorvote.com/ZYME or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada or toll 1-781-575-2300 if outside these areas. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. 1. Election of Directors: 01 - Nancy Davidson 02 - Derek Miller 03 - Hollings C. Renton Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 2. Advisory vote on the compensation of named executive officers For Against Abstain 3. Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2023 For Against Abstain B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 588938 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03VPXE

2023 Annual Meeting of Stockholders of Zymeworks Inc. December 7, 2023, 9:00 a.m. PT Fairmont Pacific Rim Emerald A 1038 Canada Pl, Vancouver, BC V6C 0B9 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ZYME qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy Zymeworks Inc. + Notice of 2023 Annual Meeting of Stockholders of Zymeworks Inc. Proxy Solicited by Board of Directors for Annual Meeting December 7, 2023 The undersigned stockholder(s) hereby appoint(s) Kenneth Galbraith and Christopher Astle, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZYMEWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9 a.m. Pacific Time on December 7, 2023 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Continued and to be signed on reverse side) C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. +

2023 Annual Meeting of Stockholders of Zymeworks Inc. December 7, 2023, 9:00 a.m. PT Fairmont Pacific Rim Emerald A 1038 Canada Pl, Vancouver, BC V6C 0B9 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ZYME IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Zymeworks Inc. Notice of 2023 Annual Meeting of Stockholders of Zymeworks Inc. Proxy Solicited by Board of Directors for Annual Meeting – December 7, 2023 The undersigned stockholder(s) hereby appoint(s) Kenneth Galbraith and Christopher Astle, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZYMEWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9 a.m. Pacific Time on December 7, 2023 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Continued and to be signed on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below.

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Mr A Sample Designation (if any) Add1 Add2 add3 add4 add5 add6	000001	Security Class EXCHANGEABLE SHARES (Beneficiary Voting of Special Voting Preferred Stock) Holder Account Number C1234567890 IND

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Form of Voting Instruction Card—Annual Meeting of Stockholders to be held on December 07, 2023

This Form of voting instruction card is solicited by and on behalf of Management.

Notes

1.

Computershare Trust Company of Canada, as share trustee under the Voting and Exchange Trust Agreement entered into with Zymeworks Inc. and the other parties thereto, will exercise voting rights allocated to the exchangeable shares as instructed in this voting instruction card. If you wish to attend the Meeting and exercise the voting rights allocated to your exchangeable shares directly, you must (1) include the name of such person in the space provided (see reverse), and (2) not have previously given the share trustee instructions on how to exercise the voting rights allocated to your exchangeable shares or have submitted a written revocation of any such previous instructions.

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this voting instruction card. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this voting instruction card with signing capacity stated.

3.	This voting instruction card should be signed in the exact manner as the name(s) appear(s) on the card.

4.	If a date is not inserted in the space provided on the reverse of this voting instruction card, it will be deemed to bear the date on which it was mailed to the holder by the share trustee.

5.	If you do not return this card, or if you sign and return this card but do not provide voting instructions, your voting rights will not be exercised, and will not count towards quorum at the meeting.

6.

The voting rights of the securities represented by this voting instruction card will be exercised in favour, or withheld, or exercised against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the voting rights of securities will be exercised accordingly.

7.

This voting instruction card confers discretionary authority in respect of amendments or variations to matters identified in the Stockholder Meeting Notice and Proxy Statement or other matters that may properly come before the meeting or any adjournment or postponement thereof, unless prohibited by law.

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8.	This voting instruction card should be read in conjunction with the accompanying documentation provided by the share trustee.

Voting instruction card submitted must be received by 11:59 pm, EST, on December 4, 2023.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this voting instruction card.

Voting by mail may be the only method for securities held in the name of a corporation or voting rights being exercised on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may request to attend the Meeting and exercise the voting rights allocated to the exchangeable shares directly. Instead of mailing this voting instruction card, you may choose one of the two methods outlined above to exercise the voting rights of this voting instruction card.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER  123456789012345

01Y0MB	CPUQC01.E.INT/000001/i1234

MR SAM SAMPLE	C1234567890 xxx 123

Print the name of the person you are appointing to attend the meeting and exercise the voting rights directly.

VOTING RECOMMENDATIONS ARE INDICATED HIGHLIGHTED TEXT BY OVER OR NEXT TO THE BOXES.

1. Election of Directors

For all	☐	Withhold all	☐	For all except	☐

01. Nancy Davidson            02. Derek Miller            03. Hollings C. Renton

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	For	Against	Abstain

2. Advisory Vote on the compensation of named executive officers	☐	☐	☐

	For	Against	Abstain

3. Appointment of Auditors	☐	☐	☐

Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2023

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Signature of Holder	Signature(s)	Date
I/We hereby revoke any voting instructions previously given with respect to the Meeting. If no voting instructions are indicated above the voting rights of the exchangeable shares represented by this voting instruction card will not be exercised and will not count towards a quorum at the meeting.		MM/DD/YY

◾	Z Y M Q	3 5 8 5 4 3 X X X X A R 0	9 9 9 9 9 9 9 9 9 9 9 9

    01Y0NB

QUESTIONS?

NEED HELP

VOTING?

CONTACT US

North American Toll-Free Phone

1.855.476.7981

E-mail: contactus@kingsdaleadvisors.com

Fax: 416.867.2271

Toll Free Facsimile: 1.866.545.5580

Outside North America, Banks and Brokers
Call Collect: 416.623.2518